                                                                 Execution Copy


                               PURCHASE AGREEMENT

                                      among

                                 PLAYCORE, INC.,

                            PLAYCORE WISCONSIN, INC.,

                            PLAYCORE HOLDINGS, INC.,

                                       and

              THE SUBSIDIARIES LISTED ON THE SIGNATURE PAGES HEREOF

                                       and

                         GS MEZZANINE PARTNERS II, L.P.

                                       and

                     GS MEZZANINE PARTNERS II OFFSHORE, L.P.





                           Dated as of April 13, 2000




                                  Relating to:

                    $30,000,000 Aggregate Principal Amount of
                     18% Senior Subordinated Notes Due 2008

                                TABLE OF CONTENTS

                                                                                                               Page
RECITALS 1
SECTION 1.  DEFINITIONS AND ACCOUNTING TERMS......................................................................2
         1.1 Definitions..........................................................................................2
         1.2 Computation of Time Periods.........................................................................30
         1.3 Accounting Terms....................................................................................30

SECTION 2.  AUTHORIZATION AND ISSUANCE OF NOTES..................................................................30
         2.1 Authorization of Issue..............................................................................30
         2.2 Sale and Purchase of the Notes......................................................................30
         2.3 Closing.............................................................................................30

SECTION 3.  CONDITIONS TO CLOSING................................................................................31
         3.1 Representations and Warranties......................................................................31
         3.2 Performance; No Default under Other Agreements......................................................31
         3.3 Compliance Certificates.............................................................................31
         3.4 Opinions of Counsel; Solvency Opinion...............................................................32
         3.5 Undertaking by Parent...............................................................................32
         3.6 Refinancing of Existing Indebtedness; Credit Agreement; Equity Financing; Minimum Aggregate
                  Proceeds.......................................................................................32
         3.7 Financial Information...............................................................................33
         3.8 Material Adverse Effect.............................................................................33
         3.9 Proceedings and Documents...........................................................................33
         3.10 Management Employment Contracts....................................................................33
         3.11 Transaction Documents..............................................................................33
         3.12 Closing Payment; Payment of Expenses...............................................................33

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF PLAYCORE WISCONSIN.................................................34
         4.1 Due Incorporation; Power and Authority..............................................................34
         4.2 Capitalization......................................................................................34
         4.3 Subsidiaries........................................................................................34
         4.4 Due Authorization, Execution and Delivery...........................................................35
         4.5 Non-Contravention; Authorizations and Approvals.....................................................35
         4.6 Financial Statements................................................................................36
         4.7 Absence of Undisclosed Liabilities or Events........................................................37
         4.8 No Actions or Proceedings...........................................................................37
         4.9 Title to Properties.................................................................................38
         4.10 Intellectual Property Rights.......................................................................38
         4.11 Tax Returns and Payments...........................................................................38
         4.12 Employee Benefit Plans.............................................................................39


         4.13 Private Offering; No Integration or General Solicitation; Rule 144A Eligibility....................40
         4.14 Environmental Matters..............................................................................41
         4.15 Status Under Certain Statutes......................................................................42
         4.16 Insurance..........................................................................................42
         4.17 Use of Proceeds; Margin Regulations................................................................42
         4.18 Existing Indebtedness; Future Liens................................................................42
         4.19 Compliance with Laws; Permits......................................................................43
         4.20 Solvency...........................................................................................43
         4.21 Affiliate Transactions.............................................................................43
         4.22 Material Contracts.................................................................................43
         4.23 Indebtedness.......................................................................................43
         4.24 Fees...............................................................................................43
         4.25 Labor and Employment Matters.......................................................................43
         4.26 Brokerage Fees.....................................................................................44
         4.27 Activities of Holdings.............................................................................44

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.....................................................44
         5.1 Purchase for Investment.............................................................................44

SECTION 6.  COVENANTS TO PROVIDE INFORMATION.....................................................................45
         6.1 Future Reports of Holdings to Purchasers............................................................45
         6.2 Future Reports of PlayCore Wisconsin to Purchasers..................................................48

SECTION 7.  OTHER AFFIRMATIVE COVENANTS..........................................................................50
         7.1 Preservation of Corporate Existence and Franchises..................................................50
         7.2 Maintenance of Properties...........................................................................50
         7.3 Taxes...............................................................................................51
         7.4 Books, Records and Access...........................................................................51
         7.5 Compliance with Law.................................................................................52
         7.6 Insurance...........................................................................................52
         7.7 Offer to Repurchase Upon Change of Control..........................................................52
         7.8 Non-Voting Observer.................................................................................54
         7.9 Offer to Purchase by Application of Excess Proceeds.................................................55
         7.10 Post-Closing Note Guarantees.......................................................................56
         7.11 Further Assurances.................................................................................56
         7.12 Redemption of Convertible Debentures...............................................................57

SECTION 8.  NEGATIVE COVENANTS OF PLAYCORE WISCONSIN.............................................................57
         8.1 Stay, Extension and Usury Laws......................................................................57
         8.2 Restricted Payments.................................................................................57
         8.3 Dividend and Other Payment Restrictions Affecting Subsidiaries......................................60
         8.4 Incurrence of Additional Indebtedness...............................................................62
         8.5 Asset Sales.........................................................................................62
         8.6 Transactions with Affiliates........................................................................64


         8.7 Limitation on Liens.................................................................................64
         8.8 Prohibition on Incurrence of Senior Subordinated Debt...............................................65
         8.9 Limitation on Issuances and Sales of Capital Stock of Subsidiaries..................................65
         8.10 Sales and Leaseback Transactions...................................................................65
         8.11 Conduct of Business................................................................................66
         8.12 Merger, Consolidation, or Sales of Assets..........................................................66

SECTION 9  NEGATIVE COVENANTS OF HOLDINGS........................................................................68
         9.1 Business, Indebtedness, Investments, Etc............................................................68
         9.2 Merger, Consolidation or Sales of Assets of Holdings................................................69
         9.3 Transactions with Affiliates........................................................................69

SECTION 10.  PROVISIONS RELATING TO RESALES OF NOTES.............................................................71
         10.1 Private Offerings..................................................................................71
         10.2 Exchange and Registration Rights Agreement.........................................................72
         10.3 Exchange Right.....................................................................................72

SECTION 11.  THE NOTES...........................................................................................73
         11.1 Form and Execution.................................................................................73
         11.2 Terms of the Notes.................................................................................73
         11.3 Denominations......................................................................................73
         11.4 Form of Legend for the Notes.......................................................................73
         11.5 Payments and Computations..........................................................................74
         11.6 Registration, Registration of Transfer and Exchange................................................74
         11.7 Transfer Restrictions..............................................................................75
         11.8 Mutilated, Destroyed, Lost and Stolen Notes........................................................77
         11.9 Persons Deemed Owners..............................................................................77
         11.10 Cancellation......................................................................................78
         11.11 Home Office Payment...............................................................................78

SECTION 12.  EVENTS OF DEFAULT; REMEDIES.........................................................................78
         12.1 Events of Default..................................................................................78
         12.2 Remedies...........................................................................................81
         12.3 Waiver of Past Defaults............................................................................82
         12.4 No Personal Liability of Directors, Officers, Employees and Stockholders...........................82

SECTION 13.  REDEMPTION..........................................................................................82
         13.1 Right of Redemption................................................................................82
         13.2 Partial Redemptions................................................................................82
         13.3 Notice of Redemption...............................................................................83
         13.4 Deposit of Redemption Price........................................................................83
         13.5 Notes Payable on Redemption Date...................................................................83
         13.6 Notes Redeemed in Part.............................................................................84

SECTION 14.  SUBORDINATION OF NOTES..............................................................................84
         14.1  Notes Subordinate to Senior Indebtedness..........................................................84


         14.2 Payment Over of Proceeds Upon Dissolution, Etc.....................................................84
         14.3 No Payment When Senior Indebtedness in Default.....................................................85
         14.4 Payment Permitted If No Default....................................................................87
         14.5 Subrogation to Rights of Holders of Senior Indebtedness............................................87
         14.6 Provisions Solely to Define Relative Rights........................................................87
         14.7 No Waiver of Subordination Provisions..............................................................88
         14.8 Reliance on Judicial Order or Certificate of Liquidating Agent.....................................88
         14.9 Reliance by Holders of Senior Indebtedness on Subordination Provisions.............................88
         14.10 Reinstatement.....................................................................................88

SECTION 15.  NOTE GUARANTEES.....................................................................................89
         15.1 Note Guarantees....................................................................................89
         15.2 Execution and Delivery of Note Guarantees..........................................................90
         15.3 Guarantors May Consolidate, Etc. On Certain Terms..................................................90
         15.4 Releases of Note Guarantees........................................................................91
         15.5 Subordination of Note Guarantees...................................................................91
         15.6 Limitation on Guarantor Liability..................................................................91
         15.7 Endorsement of Note Guarantees.....................................................................92

SECTION 16.  EXPENSES, INDEMNIFICATION AND CONFIDENTIALITY.......................................................92
         16.1 Expenses...........................................................................................92
         16.2 Indemnification....................................................................................93
         16.3 Notification.......................................................................................93
         16.4 Confidentiality....................................................................................94

SECTION 17.  MISCELLANEOUS.......................................................................................95
         17.1 Notices............................................................................................95
         17.2 Benefit of Agreement; Assignments and Participations...............................................96
         17.3 No Waiver; Remedies Cumulative.....................................................................96
         17.4 Amendments, Waivers and Consents...................................................................96
         17.5 Counterparts.......................................................................................97
         17.6 Reproduction.......................................................................................97
         17.7 Headings...........................................................................................97
         17.8 Survival of Covenants and Indemnities..............................................................97
         17.9 Governing Law; Submission to Jurisdiction; Venue...................................................97
         17.10 Severability......................................................................................98
         17.11 Entirety..........................................................................................99
         17.12 Survival of Representations and Warranties........................................................99
         17.13 Construction......................................................................................99
         17.14 Intent to Limit Interest to Maximum...............................................................99
         17.15 Incorporation.....................................................................................99
         17.16 Acknowledgement by Parent.........................................................................99


EXHIBITS:
--------
Exhibit A -                 Form of Note
Exhibit B -                 Form of Exchange and Registration Rights Agreement
Exhibit C -                 Form of Supplemental Agreement
Exhibit D -                 Form of Notation of Note Guarantee
Exhibit 3.3(a) -            Form of Officers' Certificate
Exhibit 3.3(b) -            Form of Secretary's Certificate
Exhibit 3.4(a) -            Form of Opinion of Counsel to Company
Exhibit 3.4(b) -            Form of Solvency Opinion


SCHEDULES:
---------
Schedule A -                Information relating to the Purchasers
Schedule 3.10 -             Management Employment Contracts
Schedule 4.2 -              Stock of Employees
Schedule 4.3 -              Holdings and Subsidiaries
Schedule 4.5 -              Consents
Schedule 4.8 -              Proceedings and Documents
Schedule 4.9 -              Title to Properties
Schedule 4.11 -             Taxes
Schedule 4.12 -             Plans
Schedule 4.14 -             Environmental Matters
Schedule 4.18 -             Existing Indebtedness
Schedule 4.19 -             Permits
Schedule 4.21 -             Affiliate Transactions
Schedule 4.22 -             Material Contracts
Schedule 4.25 -             Labor Matters
Schedule 4.26 -             Broker's Fee
Schedule 4.27 -             Activities of Holdings

                               PURCHASE AGREEMENT


     PURCHASE AGREEMENT, dated as of April 13, 2000, among PlayCore, Inc., a Delaware corporation (prior to the effectiveness of the Merger, "Holdings"), PlayCore Wisconsin, Inc., a Wisconsin corporation (together with its permitted successors and assigns, "PlayCore Wisconsin"), PlayCore Holdings, Inc., a Delaware corporation ("Parent", and upon the effectiveness of the Merger, "Parent" or "Holdings") the Subsidiaries (as hereinafter defined) listed on the signature pages hereof as Guarantors, GS Mezzanine Partners II, L.P., a limited partnership organized under the laws of Delaware ("GS Mezzanine"), and GS Mezzanine Partners II Offshore, L.P., an exempted limited partnership organized under the laws of the Cayman Islands ("GS Mezzanine Offshore" and, collectively with GS Mezzanine and their permitted successors and assigns, the "Purchasers").


                                    RECITALS

     WHEREAS, Holdings has entered into an Agreement and Plan of Merger, dated as of April 13, 2000 (the "Merger Agreement"), by and among Holdings, Parent, and Jasdrew Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Company"), pursuant to which Acquisition Company and Holdings will be merged with and into PlayCore Wisconsin with PlayCore Wisconsin being the surviving corporation by way of a two step transaction consisting of (a) a joint tender offer (the "Tender Offer") by Acquisition Company and Holdings with respect to the Common Stock, par value $0.01 per share of Holdings ("Common Stock"), which will be commenced pursuant to an Offer to Purchase related thereto (the "Offer to Purchase"), and (b) a subsequent mergers (collectively, the "Merger") of Acquisition Company with and into Holdings and Holdings with and into PlayCore Wisconsin;

     WHEREAS, the Merger Agreement contemplates that Parent will invest in Acquisition Company $72,500,000 in cash which Acquisition Company will use to purchase in connection with the Tender Offer Common Stock for an aggregate purchase price of $72,500,000 (the "Equity Financing");

     WHEREAS, pursuant to the Tender Offer, either Acquisition Company or Holdings will acquire in the Tender Offer all shares of Common Stock not purchased by Acquisition Company with the proceeds of the Equity Financing and, in connection therewith, PlayCore Wisconsin will refinance all of the outstanding Indebtedness of PlayCore Wisconsin and its Subsidiaries;

     WHEREAS, the Tender Offer and the refinancing of the outstanding Indebtedness of PlayCore Wisconsin and its Subsidiaries will be financed as follows: (a) upon the terms and subject to the conditions set forth in this Agreement, PlayCore Wisconsin will sell $30,000,000 aggregate principal amount of its 18% Senior Subordinated Notes due 2008 in the form of Exhibit A hereto (together with all notes issued in exchange or replacement therefor, the "Notes"), and (b) PlayCore Wisconsin will enter into the Credit Agreement with the lenders who are parties thereto under which an amount equal to approximately $95,000,000 minus fees and expenses will be disbursed to PlayCore Wisconsin at the Closing;

     WHEREAS, the Notes are to be guaranteed on a senior subordinated basis by the Guarantors pursuant to Section 15 of this Agreement;

     WHEREAS, the Holders will from time to time be entitled to the benefits of the Exchange and Registration Rights Agreement in the form of Exhibit B hereto (as amended, supplemented or modified from time to time, the "Exchange and Registration Rights Agreement"), among Holdings, Parent, PlayCore Wisconsin, Playcore Wisconsin's Subsidiaries who are parties to this Agreement and the Purchasers;

     WHEREAS, after consummation of the Tender Offer and the Merger, all of the outstanding equity of PlayCore Wisconsin will be owned by Parent;

     WHEREAS, PlayCore Wisconsin has duly authorized the creation and issuance of the Notes, Holdings, Parent and PlayCore Wisconsin have duly authorized the execution and delivery of this Agreement and the Exchange and Registration Rights Agreement, and PlayCore Wisconsin's Subsidiaries who are parties to this Agreement have duly authorized the execution and delivery of this Agreement and the Exchange and Registration Rights Agreement;

     WHEREAS, all things necessary to make this Agreement, the Notes and the Exchange and Registration Rights Agreement valid and binding obligations of Holdings, Parent and PlayCore Wisconsin in accordance with their respective terms have been done. All things necessary to make this Agreement and the Exchange and Registration Rights Agreement the valid and binding obligation of the Guarantors who are parties thereto in accordance with their respective terms have been done.

     NOW, THEREFORE, the parties hereto agree as follows:


                                   SECTION 1.

                        DEFINITIONS AND ACCOUNTING TERMS

     1.1 Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

     "Accredited Investor" means any Person that is an "accredited investor" within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act.

     "Acquired Indebtedness" means with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with, into or becomes a subsidiary of such specified Person, or (ii) assumed in connection with the acquisition of assets from such other Person and in each case whether or not Incurred by such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such specified Person or such acquisition, merger or consolidation.

     "Acquisition Company" is defined in the first recital to this Agreement.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, in no event will the Purchasers or any of their Affiliates be deemed to be an Affiliate of Holdings or PlayCore Wisconsin.

     "Affiliate Transaction" is defined in Section 8.6(a).

     "Agreement" is defined in Section 17.4.

     "Applicable Law" means all laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority (including Environmental Laws and those pertaining to health or safety) applicable to Holdings, PlayCore Wisconsin or any of its Subsidiaries or any of their property, assets or operations.

     "Asset Acquisition" means (i) an Investment by Holdings, PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin in any other Person pursuant to which such Person shall become a Subsidiary of PlayCore Wisconsin, or shall be merged with or into PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin, or (ii) the acquisition by Holdings, PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin of the assets or a line of business or a division of any Person (other than a Subsidiary of PlayCore Wisconsin) other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment (other than in connection with a mortgage, pledge, lien or security interest permitted by Section 8.7) or other transfer for value by Holdings, PlayCore Wisconsin or any of PlayCore Wisconsin's Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than PlayCore Wisconsin or a Wholly Owned Subsidiary of PlayCore Wisconsin of: (i) any Capital Stock of PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin (other than directors' qualifying shares to the extent required by applicable law); or (ii) any other property or assets of PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin other than in the ordinary course of business; provided, however, that Asset Sales shall not include: (A) a transaction or series of related transactions for which PlayCore Wisconsin or its Subsidiaries receive aggregate consideration of less than $500,000; (B) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of PlayCore Wisconsin as permitted under Section 8.12; (C) any Restricted Payment permitted by Section 8.2, (D) any Permitted Investment; (E) sales of damaged, worn-out or obsolete equipment or assets that, in PlayCore Wisconsin's reasonable judgment, are no longer either used or useful in the business of PlayCore Wisconsin or its Subsidiaries; (F) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of PlayCore Wisconsin or Holdings that constitutes a Change of Control; and (G) transfers of cash or Cash Equivalents otherwise permitted by this Agreement.

     "Asset Sale Offer" is defined in Section 7.9(a).

     "Asset Sale Offer Trigger Date" is defined in Section 8.5(c).

     "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Audit Date" means December 31, 1999.

     "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state bankruptcy, insolvency, reorganization or other law for the relief of debtors.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Holders.

     "Business Day" means any day other than a Legal Holiday.

     "Capital Expenditures" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

     "Capitalized Interest" is defined in Exhibit A hereto.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) time deposits, certificates of deposit, Eurocurrency deposits or bankers' acceptances maturing within one year from the date of acquisition thereof or similar types of investments routinely offered by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $300,000,000 or any commercial bank of any other country that is a member of Organization for Economic Cooperation and Development ("OECD") and has total assets in excess of $300,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above; and (vii) foreign bank deposits and cash equivalents in jurisdictions where Holdings or its Subsidiaries are then actively conducting business; provided that (A) all such deposits are required to be made in the ordinary course of business, (B) such deposits do not exceed $1,000,000 in the aggregate and (C) the funds so deposited do not remain in such bank for more than 30 days.

     "Change of Control" means the occurrence of any of the following (other than as the result of the Transactions): (i) any sale, lease, exchange, or other transfer (other than in connection with a grant of security interest or pledge pursuant to the Credit Agreement or any Refinancing thereof) (in one transaction or a series of related transactions) of all or substantially all of the properties and assets of Holdings and its Subsidiaries or PlayCore Wisconsin and its Subsidiaries, in each case, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d)(3) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement), other than to the Permitted Holders or their Related Parties; (ii) the approval by the holders of Capital Stock of Holdings or PlayCore Wisconsin of any plan or proposal for the liquidation or dissolution of Holdings or PlayCore Wisconsin (whether or not otherwise in compliance with the provisions of this Agreement) other than as provided by
Section 8.12(b) with respect to a predecessor corporation which is relieved of its obligations hereunder; (iii) any Person or Group (other than the Permitted Holders or their Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings; or (iv) the replacement of a majority of the Board of Directors of Holdings over a two-year period from the directors who constituted the Board of Directors of Holdings at the beginning of such period, and such replacement shall not have been approved by the Permitted Holders or approved or nominated for election by a vote of a majority of the Board of Directors of Holdings then still in office who either were members of such Board of Directors at the beginning of such period or whose election or nomination for election as a member of such Board of Directors was previously so approved.

     "Change of Control Offer" is defined in Section 7.7(a).

     "Change of Control Payment" is defined in Section 7.7(a).

     "Change of Control Payment Date" is defined in Section 7.7(b)(ii).

     "Chartwell" means Chartwell Investments II, L.L.C.

     "Closing" is defined in Section 2.3(a).

     "Closing Date" is defined in Section 2.3(a).

     "Closing Payment" means, with respect to each Purchaser, an amount equal to 3% of the aggregate principal amount of Notes purchased by such Purchaser as of the Closing Date.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's Common Stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock. Unless the context otherwise requires, "Common Stock" means Common Stock of Holdings.

     "Consolidated" or "consolidated" (including the correlative term "consolidating") or on a "consolidated basis", when used with reference to any financial term in this Agreement (but not when used with respect to any Tax Return or Tax liability), means the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated and, with respect to net income or earnings, after eliminating the portion of net income or earnings properly attributable to minority interests, if any, in the capital stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person, in accordance with GAAP.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of: (i) Consolidated Net Income; and (ii) to the extent Consolidated Net Income has been reduced thereby: (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains); (B) Consolidated Interest Expense; and (C) Consolidated Non-Cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

     "Consolidated Interest Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Interest Expense of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis for the period of such calculation to: (i) the Incurrence or repayment or retirement of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence or repayment or retirement of other Indebtedness (and the application of the proceeds thereof), other than the Incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment or retirement, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and (ii) any Asset Sales or Asset Acquisitions giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) Incurring Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer of PlayCore Wisconsin attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the Incurrence of any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the Incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly Incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Interest Expense" for purposes of determining the denominator (but not the numerator) of this "Consolidated Interest Coverage Ratio": (A) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (B) notwithstanding clause (A) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation: (A) any amortization of debt discount (including the amortization of costs relating to interest rate caps or other similar agreements), (B) the net costs under Interest Swap Obligations; (C) all capitalized interest; and (D) the interest portion of any deferred payment obligation, but excluding amortization or write-off of debt issuance costs, (ii) all cash dividends accrued during such period (whether or not actually paid during such period) in respect of a Disqualified Capital Stock of such Person, and (iii) the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus (iv) interest income for such period. Consolidated Interest Expense shall not include any Capitalized Interest, any Special Interest and any premiums, fees and expenses (and any amortization thereof) payable in connection with the Transactions, all as determined on a consolidated basis in conformity with GAAP.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and before any reduction in respect of non-cash dividends on Preferred Stock; provided that there shall be excluded therefrom: (i) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto; (ii) items classified as extraordinary, nonrecurring or unusual gains or losses on an after-tax basis (including, but not limited to, fees and expenses related to the Transactions and write-offs or other costs associated or arising in connection with the Transactions); (iii) the net income of any Person acquired in a "pooling-of-interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person; (iv) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends and the making of loans or advances or similar distributions, loans or advances by that Subsidiary of that income is restricted by a contract, operation of law or otherwise; (v) the net income of any Person, other than a Subsidiary of the referent Person, except to the extent of dividends or distributions paid in cash or Cash Equivalents to the referent Person or to a Wholly Owned Subsidiary of the referent Person by such Person;
(vi) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and (vii) the effect of changes in accounting principles after the Closing Date.

     "Consolidated Net Worth" of any Person means the consolidated shareholders' equity of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Non-Cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Contract" is defined in Section 4.5.

     "Credit Agreement" means the Credit Agreement dated as of April 13, 2000, among PlayCore Wisconsin, Holdings, Parent, Heartland Industries, Inc. (DE), the lenders party thereto in their capacities as lenders thereunder, General Electric Capital Corporation, as administrative agent, and Credit Agricole Indosuez, as documentation agent, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any amendment, supplement, modification or agreement adding Subsidiaries of PlayCore Wisconsin as additional borrowers or guarantors thereunder or extending the maturity of, refinancing, replacing or otherwise restructuring (other than, in any such case, increasing the amount of available borrowings thereunder except to the extent permitted to be Incurred and remain outstanding under clauses
(ii), (x) and (xiv) of the definition of "Permitted Indebtedness" and, to the extent not otherwise Incurred, under clause (iv) of the definition of "Senior Indebtedness"), all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Credit Documents" means the Credit Agreement and all certificates, instruments, and other documents and agreements made and delivered from time to time in connection therewith and related thereto.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin against fluctuations in currency values.

     "Custodian" is defined in Section 12.1(i).

     "Default" means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute, an Event of Default.

     "Default Amount" is defined in Section 12.2.

     "Designated Senior Indebtedness" means (i) Senior Indebtedness under or in respect of the Credit Agreement and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by PlayCore Wisconsin.

     "Director" means a member of the Board of Directors.

     "Disclosure Schedule" means all schedules to this Agreement.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (including any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the Stated Maturity.

     "Enforceability Exceptions" means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights or general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity).

     "Entity" is defined in Section 7.8(a).

     "Environmental Laws" means any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any legally binding judicial or written administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Substances, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C.
Section 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C.
Section 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

     "Environmental Matter" means any matter relating to pollution, contamination, protection of the environment, human health or safety, and health or safety of employees, and any matter relating to emissions, discharges, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "Environmental Permits" is defined in Section 4.14(a).

     "Equity Financing" is defined in the second recital to this Agreement.

     "Equity Offering" means a public offering of Qualified Capital Stock (other than public offerings with respect to Holdings' Common Stock on Form S-8) of Holdings.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

     "ERISA Affiliate" is defined in Section 4.12(b).

     "Event of Default" is defined in Section 12.1.

     "Excess Proceeds" is defined in Section 8.5(c).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange and Registration Rights Agreement" is defined in the sixth recital to this Agreement.

     "Exchange Guarantees" means the guarantees issued in the Exchange Offer.

     "Exchange Notes" means the Notes issued in the Exchange Offer.

     "Exchange Offer" is defined in the Exchange and Registration Rights Agreement.

     "Existing Indebtedness" is defined in Section 4.18.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction between a willing seller and a willing and able buyer. Fair market value in excess of $5,000,000 but less than $10,000,000 shall be conclusively (absent manifest error) determined by the Board of Directors of PlayCore Wisconsin acting in good faith and shall be evidenced by a Board Resolution of such Board of Directors. Fair market value of $10,000,000 or more shall be determined by an Independent Financial Advisor.

     "Financial Statements" is defined in Section 4.6.

     "Financing Documents" means collectively, this Agreement, the Exchange and Registration Rights Agreement, the Notes, the Exchange Notes and the Exchange Guarantees, and all certificates, instruments, financial and other statements and other documents made and delivered in connection herewith and therewith.

     "Fiscal Month" means a monthly fiscal period of Holdings and its Subsidiaries ending on the last day in each calendar month.

     "Fiscal Quarter" means a quarterly fiscal period of Holdings and its Subsidiaries ending on March 31, June 30, September 30 and December 31 of each calendar year.

     "Fiscal Year" shall mean the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

     "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by the accounting profession of the United States of America, as in effect from time to time.

     "Governmental Authority" means (i) the government of the United States of America or any State or other political subdivision thereof, (ii) any government or political subdivision of any other jurisdiction in which Holdings or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of Holdings or any of its Subsidiaries or (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to, any such government.

     "GS Mezzanine" is defined in the preamble to this Agreement.

     "GS Mezzanine Offshore" is defined in the preamble to this Agreement.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means (i) Holdings and, after consummation of the Merger, Parent; (ii) each of PlayCore Wisconsin's Subsidiaries as of the Closing Date; and (iii) each of PlayCore Wisconsin's Subsidiaries that in the future executes a Supplemental Agreement pursuant to Section 15.2 wherein such Subsidiary agrees to be bound by the terms of this Agreement as a Guarantor and to become a party to the Exchange and Registration Rights Agreement as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Agreement.

     "Guarantor Senior Indebtedness" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on Indebtedness of such Guarantor, whether outstanding on the Closing Date or thereafter Incurred (unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor) in respect of: (i) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under Applicable Law), reimbursement obligations under letters of credit, fees, expenses and indemnities (including Guarantees thereof); (ii) all Interest Swap Obligations (and Guarantees thereof) entered in connection with the Credit Agreement; (iii) all obligations (and Guarantees thereof) under Currency Agreements entered in connection with the Credit Agreement; and (iv) Guarantees of Senior Indebtedness permitted by clause (iv) of the definition of "Senior Indebtedness", in each case whether outstanding on the Closing Date or thereafter Incurred. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include: (i) any Obligations of such Guarantor to PlayCore Wisconsin or to a Subsidiary of PlayCore Wisconsin or such Guarantor; (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Agreement and who has been such lender (or an Affiliate of such lender) prior to its becoming such shareholder; (iii) that portion of any Indebtedness Incurred in violation of Section 8.4 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (iii) if the holder(s) of such obligation or their representative shall have received an Officers' Certificate of Holdings and PlayCore Wisconsin to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Agreement); (iv) Obligations to trade creditors and other amounts Incurred in connection with obtaining goods, materials or services; (v) Obligations represented by Disqualified Capital Stock; (vi) any liability for federal, state, local or other taxes owed or owing by such Guarantor; (vii) Indebtedness which, when Incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to Holdings and its Subsidiaries; and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "Hazardous Substances" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar meaning and effect, under any applicable Environmental Law; and (iii) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any Environmental Law.

     "Hedges" means, with respect to any Person, the obligations of such Person at such time under commodity price swap agreements, commodity price cap agreements, commodity price collar agreements and commodity price exchange agreements, options or futures contract or other similar agreements or arrangements or hedge contract or forward sale contract, in each case designed to protect such Person or its Subsidiaries against fluctuations in commodity prices.

     "Holder" means a Person in whose name a Note is registered on the Security Register.

     "Holders' Representative" means GS Mezzanine or such other designated representative of the Holders designated as such by written notice from the Holders to PlayCore Wisconsin and the Senior Indebtedness Agent.

     "Holdings Party" is defined in Section 4.4(d).

     "Incur" is defined in Section 8.4. "Incurred" and "Incurrence" shall have correlative meanings.

     "Indebtedness" means, with respect to any Person, without duplication: (i) all Obligations of such Person for borrowed money (including, without limitation, Senior Indebtedness); (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Capitalized Lease Obligations of such Person; (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (vi) all Obligations of such Person in respect of its Disqualified Capital Stock; (vii) Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (vi) above and clause (ix) below; (viii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured; (ix) all Obligations under currency agreements and interest swap agreements of such Person; and (x) all Attributable Indebtedness of such Person. Notwithstanding anything to the contrary contained in this definition, Indebtedness shall not include any contingent purchase price obligations or other earn-out obligations of Holdings and its Subsidiaries in connection with acquisitions, which obligations are not required to be included as indebtedness on the face of Holdings consolidated balance sheet in accordance with GAAP.

     "Indemnified Person" is defined in Section 16.2.

     "Indemnitor" is defined in Section 16.2.

     "Independent Financial Advisor" means an accounting, appraisal, valuation or investment banking firm: (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in PlayCore Wisconsin; and (ii) which, in the judgment of the Board of Directors of Holdings, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Institutional Accredited Investors" is defined in Section 10.1(a).

     "Institutional Investor" means (i) any original purchaser of a Note and any transferee that is an Affiliate of any original purchaser, (ii) any Holder of a Note holding more than 25% of the aggregate principal amount of the Notes then Outstanding, and (iii) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company or investment fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form organized under the laws of the United States or a State thereof, in each case in this clause (iii), with capital and surplus in excess of $150,000,000.

     "Intellectual Property" means (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all franchises, permits, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all broadcast rights,
(v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vii) all computer software (including data and related documentation), (viii) all other proprietary rights, (ix) all copies and tangible embodiments thereof (in whatever form or medium) and (x) all licenses and agreements in connection therewith.

     "Interest Accrual Date" is defined in Exhibit A hereto.

     "Interest Payment Date" is defined in Exhibit A hereto.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by PlayCore

Wisconsin and its Subsidiaries in customary trade terms in accordance with normal trade practices of PlayCore Wisconsin or such Subsidiary, as the case may be. For purposes of Section 8.2, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Holdings or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary of Holdings such that, after giving effect to any such sale or disposition, Holdings no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Subsidiary, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Subsidiary not sold or disposed of.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     "Liabilities" is defined in Section 16.2.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement.

     "Management Employment Contracts" shall mean each of the employment agreements dated as of the date hereof, as amended through the Closing Date, by and between Acquisition Company and each of the individuals listed on Schedule 3.10.

     "Management Options" shall mean the options to purchase shares of Common Stock to be issued by Holdings to certain management employees of PlayCore Wisconsin, under Holdings' stock option plan, to be effective as of the effective date of the Merger.

     "Material" means material in relation to the business, operations, property, assets, liabilities, management, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries, taken as a whole, in each case, other than pursuant to or as disclosed in the Merger Agreement.

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, assets, liabilities, management, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole in each case, other than pursuant to or as disclosed in the Merger Agreement, (b) the rights or remedies of the Purchasers or Holders or the ability of Holdings and its Subsidiaries taken as a whole to perform their respective obligations to the Purchasers and the Holders under any of the Financing Documents.

     "Material Contracts" means any agreements, contracts or arrangements between Holdings or its Subsidiaries, on the one hand, and any third parties on the other, that are Material and which will remain in place following consummation of the Tender Offer.

     "Maturity", when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that this Agreement requires PlayCore Wisconsin to make).

     "Merger" is defined in the first recital to this Agreement.

     "Merger Agreement" is defined in the first recital to this Agreement.

     "Merger Documents" means the Merger Agreement, the Offer to Purchase, the Schedule TO and all agreements, certificates, instruments, and other documents made and delivered in connection therewith.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions or has within preceding five plan years made or accrued an obligation to make contributions.

     "Net Cash Proceeds" means with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by PlayCore Wisconsin or any of its Subsidiaries from such Asset Sale net of: (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions); (ii) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements; (iii) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale; (iv) appropriate amounts to be provided by PlayCore Wisconsin or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by PlayCore Wisconsin or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

     "New Documents" is defined in Section 10.3.

     "Non-Voting Observer" is defined in Section 7.8(a).

     "Notation of Note Guarantee" is defined in Section 15.7.

     "Note Guarantee" means any Guarantee of the Notes by any Guarantor pursuant to Section 15 or a Supplemental Agreement, as the case may be.

     "Note Registration" means the consummation of the Exchange Offer or the registration of Notes pursuant to the terms of this Agreement and the Exchange and Registration Rights Agreement.

     "Notes" is defined in the fourth recital to this Agreement.

     "Notes Payment" is defined in Section 14.2.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offer Amount" is defined in Section 7.9(a).

     "Offer Period" is defined in Section 7.9(a).

     "Offer to Purchase" is defined in the first recital to this Agreement.

     "Officers' Certificate" of any Person means a certificate signed by the chairman of the Board of Directors, the chief executive officer, the president, the chief operating officer, or any vice president, and by the chief financial officer, treasurer, the secretary or an assistant secretary (or any such other officer that performs similar duties) and delivered to the Holders. One of the officers signing an Officers' Certificate given pursuant to Section 6.1(b) or
Section 6.2(b) or shall be the principal executive, financial or accounting officer of Holdings or PlayCore Wisconsin, as the case may be. Unless the context otherwise requires, each reference herein to an "Officers' Certificate" means an Officers' Certificate of Holdings or PlayCore Wisconsin. References herein, or in any Note, to any officer of a Person that is a partnership or limited liability company means such officer of the partnership or, if none, of a general partner or managing member of the partnership or limited liability company authorized thereby to act on its behalf.

     "Outstanding", when used with respect to the Notes, means, as of the date of determination, all Notes theretofore executed and delivered under this Agreement, except:

      (i) Notes theretofore canceled by PlayCore Wisconsin or delivered to PlayCore Wisconsin for cancellation;

      (ii) Notes for whose payment or redemption money in the necessary amount has been theretofore set aside by PlayCore Wisconsin with a third party in trust for the Holders of such Notes; provided that if such Notes are to be redeemed, notice of such redemption has been duly given as provided in this Agreement; and

      (iii) Notes which have been paid pursuant to Section 11.8 or in exchange for or in lieu of which other Notes have been executed and delivered pursuant to this Agreement;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by Holdings, PlayCore Wisconsin or any other obligor upon the Notes or any Affiliate of Holdings or PlayCore Wisconsin or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether Holdings or PlayCore Wisconsin shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which Holdings or PlayCore Wisconsin knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Required Holders the pledgee's right so to act with respect to such Notes and that the pledgee is not Holdings or PlayCore Wisconsin or any other obligor upon the Notes or any Affiliate of Holdings or PlayCore Wisconsin or of such other obligor.

     "Parent" is defined in the preamble to this Agreement.

     "Payment Blockage Period" is defined in Section 14.3.

     "Pension Plan" is defined in Section 4.12(b).

     "Permits" means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted.

     "Permitted Holders" means Chartwell Investments II, LLC and its Affiliates.

     "Permitted Indebtedness" means, without duplication, each of the following:
(i) Indebtedness under the Notes and the Guarantees and, after giving effect to the Exchange Offer, the Exchange Notes and the Exchange Guarantees; (ii) Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $125,000,000 (and all Guarantees of such Indebtedness) less the amount of all term loan repayments and permanent commitment reductions under the Credit Agreement with the Net Cash Proceeds of an Asset Sale applied thereto to the extent required by the Section 8.5; provided that the amount of Indebtedness permitted to be Incurred pursuant to the Credit Agreement in accordance with this clause (ii) shall be in addition to any Indebtedness permitted to be Incurred pursuant to the Credit Agreement in reliance on and in accordance with clauses (x) and (xiv) below; (iii) other Indebtedness of PlayCore Wisconsin and its Subsidiaries outstanding on the Closing Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon; (iv) Interest Swap Obligations of PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin covering Indebtedness of PlayCore Wisconsin or any of its Subsidiaries; provided, however, that such Interest Swap Obligations are entered into, in the judgment of PlayCore Wisconsin, to protect PlayCore Wisconsin and its Subsidiaries from fluctuations in interest rates on their outstanding

Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not at the time of the Incurrence thereof, exceed 105% of the principal amount of the Indebtedness to which such Interest Swap Obligations relates; (v) Indebtedness under Currency Agreements and Hedges; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of PlayCore Wisconsin and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (vi) Indebtedness of a Subsidiary of PlayCore Wisconsin to PlayCore Wisconsin or to a Wholly Owned Subsidiary of PlayCore Wisconsin for so long as such Indebtedness is held by PlayCore Wisconsin or a Wholly Owned Subsidiary of PlayCore Wisconsin or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than PlayCore Wisconsin, a Wholly Owned Subsidiary of PlayCore Wisconsin or the lenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than PlayCore Wisconsin, a Wholly Owned Subsidiary of PlayCore Wisconsin or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness; (vii) Indebtedness of PlayCore Wisconsin to a Wholly Owned Subsidiary of PlayCore Wisconsin or the lenders or collateral agent under the Credit Agreement for so long as such Indebtedness is held by a Wholly Owned Subsidiary of PlayCore Wisconsin or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien; provided that (A) any Indebtedness of PlayCore Wisconsin to any Wholly Owned Subsidiary of PlayCore Wisconsin is unsecured and subordinated, pursuant to a written agreement, to PlayCore Wisconsin obligations under this Agreement and the Notes and (B) if as of any date any Person other than a Wholly Owned Subsidiary of PlayCore Wisconsin or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or any Person holds a Lien (other than a Lien in favor of the lenders or collateral agent under the Credit Agreement) in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by PlayCore Wisconsin; (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of Incurrence; (ix) Indebtedness of PlayCore Wisconsin or any of its Subsidiaries represented by letters of credit for the account of PlayCore Wisconsin or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business; (x) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of PlayCore Wisconsin and its Subsidiaries Incurred in the ordinary course of business or in connection with Asset Acquisitions not to exceed $7,500,000 at any one time outstanding; provided that all or a portion of the $7,500,000 permitted to be Incurred pursuant to this clause (x) may, at the option of PlayCore Wisconsin, be Incurred under the Credit Agreement instead of pursuant to Capitalized Lease Obligations or Purchase Money Indebtedness; (xi) Indebtedness arising from agreements of PlayCore Wisconsin or a Subsidiary of PlayCore Wisconsin providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of

Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value) actually received by PlayCore Wisconsin and its Subsidiaries in connection with such disposition; (xii) Indebtedness of PlayCore Wisconsin or any of its Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof); (xiii) Refinancing Indebtedness; (xiv) additional Indebtedness of PlayCore Wisconsin and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding (which amount may, but need not, be Incurred in whole or in part under the Credit Agreement); and (xv) Indebtedness of PlayCore Wisconsin to a Subsidiary (other than a Wholly Owned Subsidiary) of PlayCore Wisconsin; provided that (A) any Indebtedness of PlayCore Wisconsin to any such Subsidiary is unsecured and fully subordinated, pursuant to a written agreement in form and substance satisfactory to the Required Holders, to PlayCore Wisconsin's obligations under this Agreement and the Notes, (B) if as of any date any Person other than a Subsidiary of PlayCore Wisconsin owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by PlayCore Wisconsin, and (C) the aggregate amount of such Indebtedness Incurred pursuant to this clause (xv) at any time outstanding shall not exceed $10,000,000 in the aggregate. For purposes of determining compliance with Section 8.4, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xv) above or is entitled to be Incurred pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 8.4, PlayCore Wisconsin shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such test.

     "Permitted Investments" means: (i) Investments by PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin in any Person that is or will become immediately after such Investment a Wholly Owned Subsidiary of PlayCore Wisconsin or that will merge or consolidate into PlayCore Wisconsin or a Wholly Owned Subsidiary of PlayCore Wisconsin; (ii) Investments in PlayCore Wisconsin by any Subsidiary of PlayCore Wisconsin; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to PlayCore Wisconsin's obligations under the Notes and this Agreement; (iii) Investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of PlayCore Wisconsin and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 at any one time outstanding, and loans and advances to employees and officers of PlayCore Wisconsin and its Subsidiaries in the ordinary course of business for bona fide business purposes to cover reasonable recruitment, travel and relocation expenses; (v) Currency Agreements, Interest Swap Obligations and Hedges entered into in the ordinary course of PlayCore Wisconsin's or its Subsidiaries' businesses and otherwise in compliance with this Agreement; (vi) additional Investments (including joint ventures) not to exceed $2,000,000 in any single instance or $6,000,000 in the aggregate at any one time outstanding;
(vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments made by PlayCore Wisconsin or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with
Section 8.5 or any Investment made by PlayCore Wisconsin or any Subsidiary in connection with a transaction that would be an Asset Sale if it involved aggregate consideration of $500,000 or more; (ix) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of PlayCore Wisconsin or at the time such Person merges or consolidates with PlayCore Wisconsin or any of its Subsidiaries, in either case in compliance with this Agreement; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of PlayCore Wisconsin or such merger or consolidation; (x) repurchases of Capital Stock of PlayCore Wisconsin deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (xi) Investments made by PlayCore Wisconsin or any Subsidiary in connection with purchase price adjustments, contingent purchase price payments or other earn-out payments required in connection with Investments otherwise permitted under this Agreement; (xii) Investments received in settlement of obligations owed to PlayCore Wisconsin or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of PlayCore Wisconsin or such Subsidiary;
(xiii) any Investment existing on the date of this Agreement; (xiv) negotiable instruments held for deposit or collection in the ordinary course of business;
(xv) Investments in the Notes and the Exchange Notes; (xvi) prepaid expenses and workers compensation, utility, and similar deposits in the ordinary course of business; (xvii) Investments in Capital Stock of Holdings or immediate parent of Holdings resulting from the purchase of such Capital Stock from any employee upon or related to termination of employment of such employee, not to exceed $1,000,000 in any fiscal year or $5,000,000 in the aggregate at any time outstanding; (xviii) Investments by PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin in any Person that is or will become immediately after such Investment a Subsidiary (other than a Wholly Owned Subsidiary) of PlayCore Wisconsin or that will merge or consolidate into PlayCore Wisconsin or a Subsidiary (other than a Wholly Owned Subsidiary) of PlayCore Wisconsin; provided that the aggregate amount of Investments made under this clause (xviii) at any time outstanding shall not exceed $10,000,000 in the aggregate; and (xix) loans to officers and employees of Holdings and its Subsidiaries to purchase Capital Stock or to exercise the Management Options in an amount not to exceed $1,000,000 in the aggregate.

     "Permitted Liens" means the following types of Liens: (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which PlayCore Wisconsin or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;
(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) judgment Liens not giving rise to an Event of Default; (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of PlayCore Wisconsin or any of its Subsidiaries; (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property and any improvements on such property or assets and proceeds thereof subject to such Capitalized Lease Obligation; (vii) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (x) of the definition of "Permitted Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin other than the property and assets so acquired and any improvements on such property or assets and proceeds thereof and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a Refinancing of any Purchase Money Indebtedness, within 180 days of such Refinancing; (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of PlayCore Wisconsin or any of its Subsidiaries, including rights of offset and set-off; (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Agreement; (xii) Liens in the ordinary course of business not exceeding $5,000,000 at any one time outstanding that (a) are not Incurred in connection with borrowing of money and (b) do not materially detract from the value of the property or materially impair its use; (xiii) Liens securing Indebtedness under Currency Agreements and Hedges permitted under this Agreement; (xiv) Liens securing Acquired Indebtedness Incurred in accordance with Section 8.4; provided that: (A) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by PlayCore Wisconsin or a Subsidiary of PlayCore Wisconsin and were not granted in connection with, or in anticipation of, the Incurrence of such Acquired Indebtedness by PlayCore Wisconsin or a Subsidiary of PlayCore Wisconsin; and (B) such Liens do not extend to or cover any property or assets of PlayCore Wisconsin or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of PlayCore Wisconsin or a Subsidiary of PlayCore Wisconsin and are not materially more favorable to the lienholders than those securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by PlayCore Wisconsin or a Subsidiary of PlayCore Wisconsin; (xv) Liens securing Indebtedness permitted to be Incurred pursuant to clauses (ii) and (xiv) of the definition of "Permitted Indebtedness;" (xvi) leases or subleases granted to others that do not materially interfere with the ordinary course of business in PlayCore Wisconsin and its Subsidiaries; (xvii) Liens arising from filing Uniform Commercial Code financing statements regarding leases and contractual landlord's Liens not securing Indebtedness; (xviii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xix) Liens securing Indebtedness of Subsidiaries of PlayCore Wisconsin organized outside of the United States of America Incurred in accordance with this Agreement; and (xx) Liens existing on the date of this Agreement.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Plan" is defined in Section 4.12(a).

     "PlayCore Wisconsin" is defined in the preamble to this Agreement.

     "Predecessor Note" of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "principal amount" means, when used with respect to any particular Note, the principal amount of such Note (including Capitalized Interest) at its Stated Maturity.

     "Private Offering" is any offering by any of the Purchasers of some or all of the Notes without registration under the Securities Act.

     "Proceeding" is defined in Section 14.2.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Purchase Date" is defined in Section 7.9(a).

     "Purchase Money Indebtedness" means any Indebtedness Incurred at the time of or within 180 days prior to or after the acquisition of any assets solely for the purpose of financing all or any part of the purchase price thereof or price of construction or improvement thereof, and any Refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

     "Purchase Price" is defined in Section 2.2.

     "Purchasers" is defined in the preamble to this Agreement.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Qualified Institutional Buyer" means any Person that is a "qualified institutional buyer" within the meaning of Rule 144A.

     "Redemption Date", when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Agreement.

     "Redemption Price", when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Agreement.

     "Reference Date" is defined in Section 8.2(a).

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin of Indebtedness Incurred in accordance with
Section 8.4 (other than pursuant to clause (ii), (v), (vi), (vii), (viii), (ix),
(x) (xi) or (xii) of the definition of "Permitted Indebtedness"), in each case that does not:

      (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by PlayCore Wisconsin and its Subsidiaries in connection with such Refinancing); or

      (ii) create Indebtedness with: (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced is Indebtedness of PlayCore Wisconsin, then such Refinancing Indebtedness shall be Indebtedness solely of PlayCore Wisconsin.

     "Regular Record Date" is defined in Exhibit A hereto.

     "Regulation S" means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Related Party" means (i) any controlling shareholders, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

     "Release" means the disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

     "Replacement Notes" is defined in Section 10.3.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Required Holders" means Holders holding a majority in aggregate principal amount of the Notes at the time Outstanding.

     "Restricted Payments" is defined in Section 8.2(a).

     "Rule 144A" means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

     "sale" is defined in Section 11.7(a).

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to PlayCore Wisconsin or a Subsidiary of any property, whether owned by PlayCore Wisconsin or any Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by PlayCore Wisconsin or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

     "Schedule TO" means the Schedule TO information statement filed by Holdings in connection with the Tender Offer pursuant to the Exchange Act, together with any amendment or supplement thereto, at the respective times such documents are filed with the Commission or first published, sent or given to Holdings' shareholders, and all information and documents as are exhibits thereto or are incorporated by reference therein.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "security document" means all instruments and agreements now or at any time hereafter securing the whole or part of any Obligations.

     "Security Register" is defined in Section 11.6(a).

     "Senior Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under Applicable Law) on Indebtedness of PlayCore Wisconsin, whether outstanding on the Closing Date or thereafter Incurred (unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes) in respect of: (i) all monetary obligations of every nature of PlayCore Wisconsin under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under Applicable Law), reimbursement obligations under letters of credit, fees, expenses and indemnities; (ii) all Interest Swap Obligations (including Guarantees thereof) entered into in connection with the Credit Agreement; (iii) all obligations under the Currency Agreements (including Guarantees thereof) entered into in connection with the Credit Agreement; and (iv) all additional Indebtedness of PlayCore Wisconsin (other than Permitted Indebtedness) Incurred in compliance with Section 8.4 (which amount may, but need not, be Incurred (without duplication) in whole or in part under the Credit Agreement), in each case whether outstanding on the Closing Date or thereafter Incurred. Notwithstanding the foregoing, "Senior Indebtedness" shall not include: (1) any Obligations of PlayCore Wisconsin to a Subsidiary of PlayCore Wisconsin; (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Holdings, PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin (including, without limitation, amounts owed for compensation) other than a shareholder who is a lender (or an Affiliate of a lender) under the Credit Agreement and who has been such lender (or an Affiliate of such lender) prior to its becoming such shareholder; (3) that portion of any Indebtedness Incurred in violation of this Agreement provisions set forth in Section 8.4 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (3) if the holder(s) of such obligation or their representative shall have received an Officers' Certificate of PlayCore Wisconsin to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not, violate such provisions of this Agreement; (4) Obligations to trade creditors and other amounts incurred in connection with obtaining goods, materials or services; (5) Obligations represented by Disqualified Capital Stock; (6) any liability for federal, state, local or other taxes owed or owing by PlayCore Wisconsin; (7) Indebtedness which, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to PlayCore Wisconsin; and
(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of PlayCore Wisconsin.

     "Senior Indebtedness Agent" means General Electric Capital Corporation, as Administrative Agent under the Credit Agreement.

     "Senior Nonmonetary Default" is defined in Section 14.3.

     "Senior Payment Default" is defined in Section 14.3.

     "Significant Subsidiary" with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act of 1933 based upon the most recent pro forma annual financial information filed by PlayCore Wisconsin with the Commission. PlayCore Wisconsin acknowledges and agrees that each Subsidiary that is a Guarantor on the date hereof constitutes a Significant Subsidiary.

     "Solvent" means, with respect to any Person as of the date of any determination, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, taking into account the timing and amounts to be received by such Person or its Subsidiaries from any source and the timing of and amounts of cash to be payable in respect of or in connection with the debts and liabilities of such Person and its Subsidiaries, and (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed as the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Special Interest" is defined in Exhibit A hereto.

     "Stated Maturity", when used with respect to any Note or any installment of interest thereon, means the date specified in this Agreement or such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Subsequent Purchaser" means a subsequent purchaser of any Note who acquired such Note in a Private Offering in accordance with Section 10.1.

     "Subsidiary" means, with respect to any Person, (i) any corporation, of which the outstanding Capital Stock having a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person; or (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has a majority of the equity interest at that time.

     "Supplemental Agreement" is defined in Section 15.2.

     "Surviving Entity" is defined in Section 8.12(a)(i).

     "Tax Returns" means all reports and returns (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to Taxes.

     "Taxes" means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes, duties or assessments of any kind whatsoever imposed on any Person, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and includes any liability for Taxes of another Person by contract, as a transferee or successor, under Treasury Regulation section 1.1502-6 or analogous state, local or foreign law provision or otherwise.

     "Tender Offer" is defined in the first recital to this Agreement.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as amended from time to time.

     "Transaction Documents" means, collectively, the Financing Documents, the Credit Documents and the Merger Documents.

     "Transactions" means the transactions provided for in, or contemplated by, the Transaction Documents.

     "Transfer Taxes" is defined in Section 7.3(e).

     "United States," for purposes of Sections 10.1 and 11.7, shall have the meaning assigned to such term in Regulation S.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding aggregate principal amount of such Indebtedness into (ii) the sum of the total of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial number of shares required to be owned by other Persons pursuant to applicable law) or equity interests in the case of a partnership or a limited liability company are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

     1.2 Computation of Time Periods. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

     1.3 Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.


                                   SECTION 2.

                       AUTHORIZATION AND ISSUANCE OF NOTES

     2.1 Authorization of Issue. On or prior to the execution and delivery of this Agreement, PlayCore Wisconsin will authorize the issue and sale of the Notes. The Notes shall be in the form specified in this Agreement.

     2.2 Sale and Purchase of the Notes. Subject to the terms and conditions of this Agreement, PlayCore Wisconsin will issue and sell to the Purchasers, and the Purchasers will purchase from PlayCore Wisconsin, at the Closing provided for in Section 2.3, the Notes for an aggregate cash purchase price (the "Purchase Price") equal to the aggregate original principal amount of the Notes being so purchased. Each Purchaser shall, in exchange for the payment by such Purchaser of the portion of the Purchase Price set forth opposite such Purchaser's name on Schedule A hereto, receive the aggregate principal amount of Notes set forth opposite such Purchaser's name on Schedule A hereto. The obligations of the Purchasers hereunder are several and not joint and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

     2.3 Closing.

     (a) The sale and purchase of the Notes shall occur at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York at 10:00 a.m. local time, at a closing (the "Closing") on April 25, 2000, or at such other place or on such Business Day not later than May 31, 2000 as may be agreed upon by PlayCore Wisconsin and the Purchasers (in either case, the date and time of the Closing is referred to herein as the "Closing Date"). At the Closing, PlayCore Wisconsin will deliver to each Purchaser the certificates for the Notes to be purchased by such Purchaser on the Closing Date, in such denominations (which will be an integral multiple of $1,000 principal amount) as such Purchaser may request, dated the Closing Date and registered in such Purchaser's name, against payment by such Purchaser to PlayCore Wisconsin or to its order of immediately available funds in the amount of the applicable portion of the Purchase Price (as provided in Section 2.2) by wire transfer of immediately available funds to such bank account or accounts as PlayCore Wisconsin may request in writing at least three Business Days prior to the Closing Date.

     (b) If at the Closing PlayCore Wisconsin shall fail to deliver to the Purchasers the certificates evidencing the Notes as provided in Section 2.3(a), or any of the conditions specified in Section 3 shall not have been fulfilled to the Purchasers' satisfaction, then each

Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.


                                   SECTION 3.

                              CONDITIONS TO CLOSING

     Each Purchaser's obligation to purchase and pay for the Notes to be purchased by it at the Closing is subject to the satisfaction or waiver by it prior to or at the Closing of each of the conditions specified below in this
Section 3:

     3.1 Representations and Warranties. Each of the representations and warranties of Holdings and PlayCore Wisconsin in this Agreement and in each of the other Transaction Documents shall be true and correct (in the case of such other Transaction Documents only, where the failure to be true and correct would reasonably be expected to have a Company Material Adverse Effect as defined in Annex A to the Merger Agreement) when made and on or as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

     3.2 Performance; No Default under Other Agreements. Holdings, PlayCore Wisconsin and their respective Subsidiaries, to the extent parties hereto or thereto, shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and each of the other Transaction Documents required to be performed or complied with by it prior to or at the Closing (or such compliance shall have been waived in accordance with the terms hereof or thereof, as applicable) and, after giving effect to the issue and sale of the Notes and the other Transactions (and the application of the proceeds thereof as contemplated by Section 4.17 and the other Transaction Documents), no Default or Event of Default shall have occurred and be continuing, and no default or event of default shall have occurred and be continuing under any of the other Financing Documents or under the Credit Documents.

     3.3 Compliance Certificates.

     (a) Officers' Certificate. Holdings and PlayCore Wisconsin each shall have delivered to each Purchaser an Officers' Certificate, dated the Closing Date, in the form of Exhibit 3.3(a) hereto, certifying that the conditions specified in Sections 3.1, 3.2, 3.5 and 3.6 have been fulfilled.

     (b) Secretary's Certificate. Holdings, Parent and PlayCore Wisconsin and each Subsidiary that is a Guarantor shall have delivered to each Purchaser a certificate in the form of Exhibit 3.3(b) hereto certifying as to Holdings', Parent's, PlayCore Wisconsin's or such Guarantor's, as the case may be, articles of incorporation, bylaws and resolutions attached thereto, the incumbency and signatures of certain officers of Holdings, Parent, PlayCore

Wisconsin or such Guarantor, as the case may be, and other corporate proceedings of Holdings, Parent, PlayCore Wisconsin or such Guarantor, as the case may be, relating to the authorization, execution and delivery of the Notes, this Agreement and the other Transaction Documents to which Holdings, Parent, PlayCore Wisconsin or such Guarantor, as the case may be, is a party.

     3.4 Opinions of Counsel; Solvency Opinion.

     (a) Each Purchaser shall have received an opinion in form and substance satisfactory to it, dated the date of the Closing, from (i) Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for Parent and PlayCore Wisconsin, substantially in the form set forth in Exhibit 3.4(a) hereto and as to such other matters as such Purchaser may reasonably request, and (ii) Foley & Lardner, counsel for Holdings, issued in connection with the Transactions.

     (b) Each Purchaser shall have received from Houlihan Lokey Howard & Zukin, Inc. a solvency opinion substantially in the form of Exhibit 3.4(b) hereto.

     3.5 Undertaking by Parent. Parent shall have delivered to each Purchaser an undertaking, in form and substance satisfactory to such Purchaser, to vote for the Merger and to use its best efforts to consummate the Merger.

     3.6 Refinancing of Existing Indebtedness; Credit Agreement; Equity Financing; Minimum Aggregate Proceeds. Prior to or simultaneously with the Closing of the sale and purchase of the Notes:

          (a) Refinancing of Existing Indebtedness. The refinancing of the outstanding Indebtedness of Holdings (other than the 10% Convertible Debentures not owned by Affiliates of Holdings) and its Subsidiaries shall have been consummated and each Purchaser shall have received evidence thereof satisfactory to the Purchaser and such Purchaser's special counsel;

          (b) Tender Offer. The Tender Offer and the other transactions described in the Offer to Purchase and in the Schedule TO which are to occur prior the Closing Date shall have been consummated concurrently with the Closing in accordance with the terms and provisions of the Offer to Purchase and the Schedule TO and the Purchasers shall have received a certificate of a duly authorized officer of PlayCore Wisconsin certifying as to such consummation;

          (c) Equity Financing. The Equity Financing shall have been consummated on terms and conditions satisfactory to each Purchaser and each Purchaser's special counsel, Parent shall have made equity contribution to the Acquisition Company of not less than 30% of the total combined capitalization of PlayCore Wisconsin and Parent;

          (d) Minimum Condition. After giving effect to the Tender Offer, the Equity Financing and the transactions to occur immediately after the closing of the Tender Offer, Parent shall have owned not less than 85% of the outstanding Capital Stock of Holdings; and

          (e) Credit Agreement. The Credit Agreement shall be in full force and effect, at the Closing, PlayCore Wisconsin shall receive not less than an aggregate amount of $95,000,000 in gross cash proceeds from loans under the Credit Agreement.

     3.7 Financial Information. Each Purchaser shall have received a pro forma consolidated balance sheet for Holdings and its Subsidiaries as of five days prior to the Closing Date after giving effect to the Transactions, including the issuance of the Notes and the use of the proceeds thereof, which has been certified by the chief financial officer of Holdings and which is in form and substance satisfactory to such Purchaser.

     3.8 Material Adverse Effect. No event or events shall have occurred since December 31, 1999 which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

     3.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident to such transactions and the terms thereof, shall be reasonably satisfactory to each Purchaser, and each Purchaser and each Purchaser's special counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

     3.10 Management Employment Contracts. The Purchasers shall have received true and correct copies of the Management Employment Contracts and such documents (i) shall have been duly executed and delivered by the parties thereto, (ii) shall be in form and substance reasonably satisfactory to the Purchasers and their special counsel and (iii) shall be valid and binding obligations of the parties thereto, enforceable against each of them in accordance with its respective terms, subject to the Enforceability Exceptions.

     3.11 Transaction Documents. The Purchasers shall have received true and correct copies of all Transaction Documents and such documents (i) shall have been duly executed and delivered by the parties thereto, (ii) shall be in form and substance reasonably satisfactory to the Purchasers and their special counsel and (iii) shall be valid and binding obligations of the parties thereto, enforceable against each of them in accordance with its respective terms, subject to the Enforceability Exceptions.

     3.12 Closing Payment; Payment of Expenses. At the Closing, each Purchaser shall have received from PlayCore Wisconsin the Closing Payment and such Purchaser and such Purchaser's special counsel shall have received from PlayCore Wisconsin all other fees required to be paid, and, in accordance with Section 16, all costs and expenses for which invoices have been presented.

                                   SECTION 4.

              REPRESENTATIONS AND WARRANTIES OF PLAYCORE WISCONSIN

     Holdings and PlayCore Wisconsin, jointly and severally, represent and warrant to the Purchasers (after giving pro forma effect to the consummation on the Closing Date of the Tender Offer, the Equity Financing, and the consummation on or after the Closing Date of the Merger, the transactions contemplated by this Agreement, the Credit Agreement and the other Transaction Documents, and the issuance of the Notes and in each case the application of the proceeds thereof) that:

     4.1 Due Incorporation; Power and Authority. Each of Holdings and each of its Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, other than any failures to so qualify or to be in good standing which, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect, (c) has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as they are currently conducted, and (d) has full corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party.

     4.2 Capitalization. Immediately after consummation of the Tender Offer, the Merger, the Equity Financing and the issuance of the Notes, (a) the authorized Capital Stock of Parent will consist of 1,000,000 shares of Common Stock, (b) 725,000 shares of Common Stock will be issued and outstanding (with an additional up to 72,500 shares reserved for issuance upon exercise of the Management Options), (c) 72,500 Management Options will be issued and outstanding, (d) no shares of any class of the Capital Stock of Parent will be held by Parent in its treasury or by Parent's Subsidiaries and (e) all of the Common Stock of PlayCore Wisconsin will be held by Parent and all of the Common Stock (other than the Management Options and Common Stock held by employees of Holdings or the Company, as disclosed on Schedule 4.2) of Parent will be held by PlayCore Holdings LLC, a Delaware limited liability company. All the issued and outstanding shares of Common Stock after the Closing have been duly authorized and are validly issued, fully paid and nonassessable, subject to Wisconsin statutory exception to nonassessibility for unpaid wages.

     4.3 Subsidiaries. Schedule 4.3 correctly states (a) the name of each of PlayCore Wisconsin's Subsidiaries each of which is a Wholly Owned Subsidiary of PlayCore Wisconsin. Except as set forth on Schedule 4.3, Holdings does not own, directly or indirectly, any equity interests in any Person other than direct ownership of all of issued and outstanding Capital Stock of PlayCore Wisconsin and indirect ownership through its equity interest in PlayCore Wisconsin of PlayCore Wisconsin's Subsidiaries. Except as set forth on Schedule 4.3, PlayCore Wisconsin owns no equity interests in any other Person. Each issued and outstanding share of Capital Stock of each Subsidiary of Holdings (a) has been duly authorized, validly issued and is fully paid and nonassessable and (b) is owned by Holdings, directly or through

Subsidiaries, free and clear of any Lien other than the Liens established under the Credit Documents and Permitted Liens.

     4.4 Due Authorization, Execution and Delivery.

     (a) Agreement. This Agreement has been duly authorized, executed and delivered by Holdings, PlayCore Wisconsin and the Guarantors party hereto and constitutes a valid and legally binding obligation of Holdings, PlayCore Wisconsin and such Guarantors, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

     (b) Notes and the Exchange Notes. The Notes to be purchased by the Purchasers from PlayCore Wisconsin are in the form contemplated by this Agreement, have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by PlayCore Wisconsin on the Closing Date as provided herein, will have been duly executed, issued and delivered by PlayCore Wisconsin, and will constitute valid and legally binding obligations of PlayCore Wisconsin, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions. If and when the Exchange Notes are issued pursuant to the Exchange and Registration Rights Agreement and the Indenture (as defined in the Exchange and Registration Rights Agreement) in accordance with the terms thereof and hereof, the Exchange Notes will have been duly and validly authorized for issuance by PlayCore Wisconsin, will have been duly executed, issued and delivered by PlayCore Wisconsin, and will constitute valid and legally binding obligations of PlayCore Wisconsin, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions.

     (c) Exchange and Registration Rights Agreement. The Exchange and Registration Rights Agreement has been duly authorized, executed and delivered by PlayCore Wisconsin and the Guarantors a party thereto and constitutes a valid and binding obligation of PlayCore Wisconsin and such Guarantors, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

     (d) Other Transaction Documents. Each Transaction Document to which Holdings, PlayCore Wisconsin or any of their respective Subsidiaries is a party (each such party, a "Holdings Party") (i) has been duly authorized, executed and delivered by each Holdings Party, a party thereto and (ii) constitutes a valid and legally binding obligation of such Holdings Party, enforceable against such Holdings Party in accordance with its terms, subject to the Enforceability Exceptions.

     4.5 Non-Contravention; Authorizations and Approvals. Neither Holdings nor any of its Subsidiaries is in violation of its certificate or articles of incorporation or bylaws (or comparable constituent or governing documents) or is in default (or, with the giving of notice, lapse of time or both, would be in default) under any note, bond, mortgage, indenture, deed of trust, loan or credit agreement, license, franchise, permit, lease, contract or other agreement, instrument, commitment or obligation to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries or any of their respective properties or assets is bound (including, without limitation, the Credit Agreement), (each, a "Contract"), except for any such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. None of (a) the execution and delivery by Holdings or any of its Subsidiaries of any of the Transaction Documents to which they are a party, (b) the performance by any of them of their respective obligations thereunder, (c) the consummation of the transactions contemplated thereby or (d) the issuance and delivery of the Notes hereunder will: (i) violate, conflict with or result in a breach of any provisions of the certificate or articles of incorporation or bylaws (or comparable constituent or governing documents) of Holdings or any of its Subsidiaries; (ii) except for Contracts for which consents have been obtained and except for Outstanding Indebtedness of Holdings and its Subsidiaries being refinanced at the Closing, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any Lien (other than the Liens established under the Credit Documents) upon any of the properties of Holdings or any of its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any Contract, except for any such violations, conflicts, breaches, defaults, accelerations, terminations or other matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; (iii) except as set forth on Schedule 4.5 and except for filings perfecting or maintaining the perfection of Liens established under the Credit Documents, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, except for those consents, approvals, authorizations, declarations, filings or registrations which have been obtained or made, or the failure of which to obtain or make, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect; or (iv) violate any Applicable Laws, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

     4.6 Financial Statements. Holdings has delivered to the Purchasers complete and correct copies of its Annual Reports on Form 10-K containing audited consolidated balance sheets of Holdings and its Subsidiaries as of December 31, 1999, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, income, and cash flows for each of the three years in the period ended December 31, 1999 (including the related notes and schedules thereto and the report of independent public accountants) (collectively, the "Financial Statements"). Each of the consolidated balance sheets contained in the Financial Statements fairly present in all material respects the consolidated financial position of Holdings and its Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in the Financial Statements fairly presents in all material respects the consolidated results of income, or cash flows, as the case may be, of Holdings and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as noted therein. All projections provided by Holdings to the Purchasers in connection with the Transactions have been prepared in good faith based on assumptions believed by management of Holdings to be reasonable at the time, it being understood by the Purchasers, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may differ from projected results and that the differences may be Material). Any forward looking statements contained therein are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy.

     4.7 Absence of Undisclosed Liabilities or Events.

     (a) Except for the liabilities and obligations arising under the Transaction Documents neither Holdings nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent or otherwise, except (i) for liabilities and obligations in the respective amounts reflected or reserved against in the consolidated balance sheet as of the Audit Date included in Holdings' Financial Statements, (ii) borrowings under Holdings' revolving credit facility in the ordinary course of business, (iii) liabilities and obligations incurred in the ordinary course of business since the Audit Date which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or (iv) liabilities or obligations under Contracts.

     (b) The Financing Documents and the Financial Statements (but not any projections), taken as a whole, do not contain any untrue statement of a Material fact as to Holdings and its Subsidiaries taken as a whole or omit to state any Material fact necessary to make the statements as to Holdings and its Subsidiaries taken as a whole therein not misleading in light of the circumstances under which they were made. Since the Audit Date, there has been no change in the business, operations, property, assets, liabilities, management, condition (financial or otherwise) or prospects of Holdings or its Subsidiaries except for changes that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect other than pursuant to or as disclosed in the Merger Agreement. There are no facts known to Holdings that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect that have not been set forth herein or in the Disclosure Schedule.

     (c) The Offer to Purchase, the Schedule TO and all materials incorporated therein by reference do not contain any untrue statement of a Material fact as to Holdings and its Subsidiaries taken as a whole or omit to state any Material fact necessary to make the statements as to Holdings and its Subsidiaries taken as a whole therein not misleading in light of the circumstances under which they were made.

     4.8 No Actions or Proceedings. Except as set forth in Schedule 4.8, there are no legal or governmental actions, suits or proceedings pending or, to the knowledge of Holdings, threatened against or affecting Holdings, any of its Subsidiaries, any of their Directors or officers (in their capacities as such) or any of their property or assets which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or to prohibit, delay or materially restrict the consummation of any of the transactions contemplated by the Transaction Documents. No Governmental Authority has notified Holdings or PlayCore Wisconsin of an intention to conduct any audit, investigation or other review with respect to Holdings or any of its Subsidiaries, except for those investigations or reviews which, individually or in the aggregate, have not had or would not be reasonably expected to have a Material Adverse Effect.

     4.9 Title to Properties. Except as set forth in Schedule 4.9, each of Holdings and its Subsidiaries has (a) good and marketable title to and fee simple ownership of, or a valid and subsisting leasehold interest in, all of its real property, and (b) good title to, or a valid and subsisting leasehold interest in, all of its equipment and other personal property, in each case free and clear of all Liens, except Permitted Liens and Liens being released on the Closing Date. Holdings and its Subsidiaries have paid or discharged, or reserved for, all lawful claims which, if unpaid, might become a Lien (other than a Permitted Lien) against any property or assets of Holdings or its Subsidiaries.

     4.10 Intellectual Property Rights. Holdings and its Subsidiaries own or possess all Intellectual Property reasonably necessary to conduct their businesses as now conducted, except where the expiration or loss of any of such Intellectual Property, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and its Subsidiaries, (a) there is no infringement of, or conflict with, such Intellectual Property by any third party and (b) the conduct of their businesses as currently conducted do not infringe or conflict with any Intellectual Property of any third party, in each case other than any such infringements or conflicts which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

     4.11 Tax Returns and Payments.

     (a) all Tax Returns that are required to be filed by or with respect to Holdings or any of its Subsidiaries have been timely filed;

     (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) or which are otherwise due and payable have been timely paid in full or accrued;

     (c) all Taxes required to be withheld and paid over by or with respect to Holdings or any of its Subsidiaries to any relevant taxing authority in connection with payments to employees, independent contractors, creditors, shareholders or to third parties have been so withheld and paid over;

     (d) except as disclosed on Schedule 4.11(d), the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired or have been accrued on the most recent balance sheet;

     (e) except as disclosed on Schedule 4.11(e), all deficiencies asserted or assessments made by the Internal Revenue Service or the applicable state, local or foreign taxing authority have been paid in full;

     (f) except as disclosed on Schedule 4.11(f), no audits or examinations with respect to Holdings or any of its Subsidiaries are ongoing, pending or, to the knowledge of Holdings or any Subsidiaries, threatened or proposed by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

     (g) except as disclosed on Schedule 4.11(g), no waivers or extensions of statutes of limitation have been given by or requested with respect to any Taxes of Holdings or any of its Subsidiaries;

     (h) neither Holdings nor any Subsidiaries will be required, as a result of
(i) any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign law), or (ii) any "closing agreement" as described in
Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period ending on or after the Closing Date;

     (i) except as disclosed on Schedule 4.11(i), there are no Liens for Taxes on any of the assets of Holdings or any of its Subsidiaries other than Liens for Taxes not yet due;

     (j) except as disclosed on Schedule 4.11(j), neither Holdings nor any of its Subsidiaries has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code for purposes of filing any Tax Return of which Holdings was not the common parent;

     (k) neither Holdings nor any of its Subsidiaries or any predecessors to any of such entities has made any consent under Section 341 of the Code with respect to Holdings or any of its Subsidiaries; and

     (l) no Tax authority in a jurisdiction where Holdings or any of its Subsidiaries does not file Tax Returns has made a claim, assertion or threat that Holdings or any of its Subsidiaries is or may be subject to Tax in such jurisdiction.

     4.12 Employee Benefit Plans.

     (a) There has been no failure by any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is maintained by Holdings or any of its Subsidiaries or to which Holdings or any of its Subsidiaries contributes (each, a "Plan") to comply with the applicable requirements of ERISA and the Code other than any such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There is no material pending or, to the knowledge of Holdings threatened litigation relating to the Plans. Neither Holdings nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Holdings or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA other than those that, individually or in the aggregate, have not had and would not reasonably be excepted to have a Material Adverse Effect.

     (b) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Holdings or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Holdings or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Holdings, any of its Subsidiaries nor an ERISA Affiliate has contributed to a Multiemployer Plan, at any time on or after December 31, 1995. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (c) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Holdings nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. (d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan.

     (d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan.

     (e) Neither Holdings nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as required by Applicable Law or as set forth on Schedule 4.12(e). Holdings or the Subsidiaries may amend or terminate any such Plan at any time without incurring any liability thereunder.

     4.13 Private Offering; No Integration or General Solicitation; Rule 144A Eligibility.

     (a) Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 and with the procedures set forth in Section 11, it is not necessary in connection with the offer, sale and delivery of the Notes to the Purchasers in the manner contemplated by this Agreement to register the Notes under the Securities Act.

     (b) Neither Holdings nor PlayCore Wisconsin have, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Notes and require the Notes to be registered under the Securities Act. None of Holdings, PlayCore Wisconsin, its Affiliates or any Person acting on its or any of their behalf (other than the Purchasers, as to whom Holdings and PlayCore Wisconsin make no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising

(within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes. With respect to the Notes, if any, sold in reliance upon the exemption afforded by Regulation S: (i) none of Holdings, PlayCore Wisconsin, their respective Affiliates or any person acting on its or their behalf (other than the Purchasers, as to whom Holdings and PlayCore Wisconsin make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of Holdings, PlayCore Wisconsin and their respective Affiliates and any person acting on its or their behalf (other than the Purchasers, as to whom PlayCore Wisconsin makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

     (c) The Notes are eligible for resale pursuant to Rule 144A and will not, at the Closing Date, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

     4.14 Environmental Matters. Except as set forth in Schedule 4.14 and except, with regard to each of the following, any matters which, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect:

          (a) Holdings and each of the Subsidiaries is currently in compliance with, all Environmental Laws and has obtained and is currently in compliance with all permits, licenses, registrations, consents and other authorizations which are required with respect to any of its facilities or operations under any applicable Environmental Law (the "Environmental Permits"), and all such Environmental Permits are in full force and effect;

          (b) Neither Holdings nor any Subsidiary has received any written notice of any claims, civil, criminal or administrative actions, suits, hearings, investigations, or proceedings which are pending or, to its knowledge, threatened against it, in each case, on the basis of, or related to, any Environmental Matter, or indicating that such Person is or may be a potentially responsible party or otherwise liable under Environmental Law in connection with any location which has experienced the release or threatened release of any Hazardous Substances;

          (c) There are no conditions (including without limitation any releases of Hazardous Substances), circumstances, actions or omissions that would
     (i) give rise to any liability or obligation of Holdings or any Subsidiary under any Environmental Laws, (ii) form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against Holdings or any Subsidiary, or (iii) would interfere with or prevent continued compliance by Holdings or any Subsidiary with Environmental Laws and/or Environmental Permits; and

          (d) There are no underground or aboveground storage tanks that are now or ever have been used for the treatment, storage or disposal of Hazardous

     Substances at, on or under any real property owned, leased or occupied by Holdings or any of the Subsidiaries.

     4.15 Status Under Certain Statutes. Neither Holdings nor any of its Subsidiaries is or, after receipt of payment for the Notes and the consummation of the other transactions contemplated by the Transaction Documents, will be (a) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or
(b) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" or a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.16 Insurance. Each of PlayCore Wisconsin and its Subsidiaries are insured by financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate for their businesses including, but not limited to, policies covering real and personal property owned or leased by PlayCore Wisconsin and its Subsidiaries against theft, damage, destruction and acts of vandalism.

     4.17 Use of Proceeds; Margin Regulations. PlayCore Wisconsin will apply all of the proceeds from the sale of the Notes solely to finance a portion of the Tender Offer and the Merger and to pay fees and expenses related to the Tender Offer and the Merger. PlayCore Wisconsin will advance proceeds from the sale of the Notes hereunder to Acquisition Company or Holdings pursuant to the Tender Offer and/or pursuant to the Merger, which advance will comply with the provisions of Regulation T, Regulation U and Regulation X of the Federal Reserve Board. Margin stock does not constitute more than 5% of the value of the consolidated assets of PlayCore Wisconsin and its Subsidiaries and PlayCore Wisconsin has no present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section 4.17, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in Regulation U.

     4.18 Existing Indebtedness; Future Liens. Schedule 4.18 sets forth a complete and correct list of all Indebtedness of PlayCore Wisconsin and its Subsidiaries that will be outstanding immediately after the Closing except for any such Indebtedness not so scheduled which does not exceed $100,000 individually and $500,000 in the aggregate (such scheduled and unscheduled Indebtedness, the "Existing Indebtedness"). Neither PlayCore Wisconsin nor any Subsidiary of PlayCore Wisconsin is in default, and no waiver of default is currently in effect, in the payment of the principal of or interest on any Indebtedness of PlayCore Wisconsin or such Subsidiary and no event or condition exists with respect to any Indebtedness of PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin that would permit (or that with notice, lapse of time or both, would permit) any Person to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Neither PlayCore Wisconsin nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien that would be prohibited by this Agreement if incurred after the Closing.

     4.19 Compliance with Laws; Permits. Except as disclosed on Schedule 4.19, each of Holdings and each of its Subsidiaries has complied, and is in compliance, in all material respects with all Applicable Laws and has all Permits Material to, and necessary in, the conduct of its business as currently conducted and all such Permits are in full force and effect. No violations have been recorded in respect of any such Permits, and no proceeding is pending or, to the knowledge of Holdings and its Subsidiaries, threatened to revoke or limit any Permit, except for violations and proceedings which, individually or in the aggregate, have not and could not reasonably be expected to have a Material Adverse Effect.

     4.20 Solvency. Holdings and its Subsidiaries on a consolidated basis are, and after giving effect to the Transactions will be, Solvent.

     4.21 Affiliate Transactions. Except as set forth on Schedule 4.21, (a) there is no Indebtedness between Holdings or any of its Subsidiaries, on the one hand, and any officer, shareholder, director or Affiliate (other than Holdings or any of its Subsidiaries) of Holdings, on the other, (b) no such officer, shareholder, director or Affiliate provides or causes to be provided any asset or facilities to Holdings or any of its Subsidiaries which, individually or in the aggregate, are Material, (c) neither Holdings nor any of its Subsidiaries provides or causes to be provided any assets, services, or facilities to any such officer, shareholder, director or Affiliate which, individually or in the aggregate, are Material (other than Affiliate Transactions permitted by Section 9.3), (d) neither Holdings nor any Subsidiary beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate, and (e) no such officer, shareholder or director has any direct or indirect ownership interest in any Person with which Holdings or any of its Subsidiaries competes or has a business relationship.

     4.22 Material Contracts. Schedule 4.22 contains a true, correct and complete list of all Material Contracts in effect on the Closing Date. Except as described on Schedule 4.22, as of the Closing Date each Material Contract is in full force and effect and no material defaults enforceable against Holdings or any of its Subsidiaries currently exist thereunder. To the knowledge of Holdings and its Subsidiaries, no party to any Material Contract intends to terminate such Material Contract.

     4.23 Indebtedness. On the Closing Date, after consummation of the Transactions, the consolidated Indebtedness of Holdings and its Subsidiaries will not exceed $125,000,000 (excluding the Indebtedness evidenced by the Notes and contingent obligations).

     4.24 Fees. All fees and other expenses payable in connection with the consummation of the Transactions and all other fees payable to Parent or its Affiliates, in each case by Holdings or any of its Subsidiaries, have been disclosed to the Purchasers prior to the Closing Date.

     4.25 Labor and Employment Matters. Except as set forth in Schedule 4.25,
(a) neither Holdings nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization; and (b) there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Holdings, threatened against Holdings or its Subsidiaries, (ii) to the knowledge of Holdings activity or proceeding by a labor union or representative thereof to organize any employees of Holdings or any of its Subsidiaries, (iii) lockout, strike, slowdown, work stoppage or to the knowledge of Holdings threat thereof by or with respect to any such employees or (iv) dispute, grievance or litigation relating to labor matters involving any employee (other than routine individual grievances). Holdings and its Subsidiaries each is in compliance with all Applicable Laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect. Other than as provided pursuant to the Merger Documents, no employee of Holdings will receive, accrue or be entitled to received or accrue any additional benefits, service or accelerated rights to payments of benefits, or any severance or termination payments as a result of the consummation of the Transactions.

     4.26 Brokerage Fees. Except as disclosed in Schedule 4.26, neither Holdings nor any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder's fees in connection with the Transactions.

     4.27 Activities of Holdings. Except as set forth on Schedule 4.27, the sole business activity of Holdings is the direct ownership of all of the Capital Stock of PlayCore Wisconsin. Immediately after the Closing Date, Holdings (a) will have no Indebtedness outstanding (other than Indebtedness owing to PlayCore Wisconsin pursuant to the Transaction Documents) and no agreement to Incur any Indebtedness other than (i) Guarantees of the Notes and (ii) Guarantees of Senior Indebtedness evidenced by the Credit Documents, (b) will own no Investments, except for Investments in the Capital Stock of Company and Investments by PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin permitted hereby, or (c) will own or hold or agree to own or hold no property or asset other than the Capital Stock of PlayCore Wisconsin and cash or Cash Equivalents of not more than $500,000 and cash on hand required to be used to pay expenses due within 90 days.


                                   SECTION 5.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser, severally and not jointly, represents and warrants to Holdings and PlayCore Wisconsin as of the date hereof as follows:

     5.1 Purchase for Investment.

     (a) Such Purchaser is acquiring the Notes for its own account, for investment and not with a view to, or present intention of, selling such Notes in any distribution thereof within the meaning of the Securities Act in violation of the federal securities laws or any applicable state securities laws.

     (b) Such Purchaser understands that (i) the Notes have not been registered under the Securities Act and are being issued by PlayCore Wisconsin in transactions exempt from the registration requirements of the Securities Act and (ii) the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act.

     (c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

     (d) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

     (e) Such Purchaser is an "Accredited Investor" (as defined in Rule 501 (a) under the Securities Act).

     (f) Such Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Notes. Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from PlayCore Wisconsin regarding the terms and conditions of the offering of the Notes and the business, properties, prospects and financial condition of PlayCore Wisconsin. The foregoing, however, does not limit or modify the representations and warranties of PlayCore Wisconsin in Section 4 of this Agreement or the rights of the Purchasers to rely thereon.


                                   SECTION 6.

                        COVENANTS TO PROVIDE INFORMATION

     Holdings and PlayCore Wisconsin jointly and severally covenant and agree with each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnity obligations that have not yet become due and payable), shall have been paid in full:

     6.1 Future Reports of Holdings to Purchasers. Holdings shall deliver to each Purchaser and, other than reports pursuant to Section 6.1(a)(i) and (f), to each Holder that is an Institutional Investor so long as such Purchaser or such Holder holds any Notes:

          (a) Annual, Quarterly and Monthly Information. As soon as available, but in any event:

               (i) Monthly Reports. prior to the Note Registration, within 30 days after the end of each Fiscal Month (commencing with the May 2000 Fiscal Month), but excluding the last Fiscal Month of any Fiscal Quarter with respect to which financial statements are delivered pursuant to Section 6.1(a)(ii), the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, in each case setting forth comparative figures for the corresponding Fiscal Month in the prior Fiscal Year and comparable budgeted figures for such Fiscal Month, all of which shall be certified by the chief financial officer of Holdings subject to normal year-end audit adjustments and the absence of footnotes;

               (ii) Quarterly Financial Statements. within 45 days after the close of the first three Fiscal Quarters in each Fiscal Year, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case setting forth comparative figures for the related periods prior Fiscal Year, all of which shall be certified by the chief financial officer of Holdings, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management's discussion and analysis of the material operational and financial developments during such Fiscal Quarter; and

               (iii) Annual Financial Statements. within 90 days after the close of each Fiscal Year, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by such independent certified public accountants of recognized national standing, together with a report of such accounting firm (which report may be limited to the extent required by accounting rules and guidelines) stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default of an Event of Default which has occurred and is continuing with respect to accounting matters (including under Sections 8.2, 8.4, 8.5 and 8.12) or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (it being understood that such accounting firm shall not be required hereunder to perform any special audit procedures and shall not have any liability for failure to obtain knowledge of such Default or Event of Default) and (ii) management's discussion and analysis of the material operational and financial developments during such Fiscal Year;

provided, however, that if Holdings is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by Holdings to such

Purchaser or such Holder that is an Institutional Investor of a Quarterly Report on Form 10-Q, of an Annual Report on Form 10-K or current reports on Form 8-K or any successor forms within the time periods above described shall satisfy the requirements of this Section 6.1(a)(ii) and (iii).

          (b) Chief Financial Officer Certificates. At the time of the delivery of the financial statements provided for in Sections 6.1(a)(ii) and (iii), a certificate of the chief financial officer of Holdings certifying that, to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations (if any) required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 8.2, 8.4, 8.5 and 8.12, at the end of such Fiscal Quarter or Fiscal Year, as the case may be.

          (c) Auditors' Reports. Promptly upon receipt thereof, copies of all final reports submitted to Holdings or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Holdings or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit.

          (d) Information to Securityholders. Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports and all registration statements and final prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Commission or any Governmental Authority succeeding to any of its functions and, promptly upon request, such additional financial and other information as any Purchasers or Holders which are Institutional Investors may from time to time reasonably request.

          (e) Notice of Default or Event of Default. Promptly, but in any event within five (5) Business Days, after an officer of Holdings becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any other action with respect to a claimed Default or Event of Default, a written notice thereof specifying the nature and existence thereof and what action Holdings is taking or proposes to take with respect thereto.

          (f) Additional Information to Holders of Other Indebtedness. Prior to the Note Registration simultaneously with the furnishing of such information to any other holder of Indebtedness of Holdings or any of its Subsidiaries, (i) copies of all other financial statements, reports or projections with respect to Holdings or its Subsidiaries which are broader in scope or on a more frequent basis than Holdings is required to provide under this Agreement and (ii) copies of all studies, reviews, reports or assessments relating to environmental matters that reveal circumstances, events or other matters that would reasonably be expected to have a Material Adverse Effect.

          (g) Information Following Consummation of an Equity Offering. Following the consummation of an Equity Offering, Holdings will file a copy of all information and reports with the Commission required to be filed by the rules and regulations of the Commission for public availability within the time periods specified in the Commission's rules and regulations, and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any Notes remain Outstanding and are "restricted securities" with the meaning of Rule 144, Holdings will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933.

     6.2 Future Reports of PlayCore Wisconsin to Purchasers. PlayCore Wisconsin shall deliver to each Purchaser and, other than reports pursuant to Section 6.2(a)(i) and (e), to each Holder that is an Institutional Investor so long as such Purchaser or such Holder holds any Notes:

          (a) Annual, Quarterly and Monthly Information. As soon as available, but in any event:

               (i) Monthly Reports. prior to the Note Registration, within 30 days after the end of each Fiscal Month (commencing with the May 2000 Fiscal Month), but excluding the last Fiscal Month of any Fiscal Quarter with respect to which financial statements are delivered pursuant to Section 6.2(a)(ii), the consolidated balance sheet of PlayCore Wisconsin and its Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, in each case setting forth comparative figures for the corresponding Fiscal Month in the prior Fiscal Year and comparable budgeted figures for such Fiscal Month, all of which shall be certified by the chief financial officer of PlayCore Wisconsin subject to normal year-end audit adjustments and the absence of footnotes;

               (ii) Quarterly Financial Statements. within 45 days after the close of the first three Fiscal Quarters in each Fiscal Year, (i) the consolidated balance sheet of PlayCore Wisconsin and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case setting forth comparative figures for the related periods prior Fiscal Year, all of which shall be certified by the chief financial officer of PlayCore Wisconsin, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management's discussion and analysis of the material operational and financial developments during such Fiscal Quarter; and

                     (iii) Annual Financial Statements. within 90 days after the close of each Fiscal Year, (i) the consolidated balance sheet of PlayCore Wisconsin and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by the chief financial officer of PlayCore Wisconsin and (ii) management's discussion and analysis of the material operational and financial developments during such Fiscal Year;

provided, however, that if PlayCore Wisconsin is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by PlayCore Wisconsin to such Purchaser or such Holder that is an Institutional Investor of a Quarterly Report on Form 10-Q, of an Annual Report on Form 10-K or current reports on Form 8-K or any successor forms within the time periods above described shall satisfy the requirements of this Section 6.2(a)(ii) and (iii).

               (b) Chief Financial Officer Certificates. At the time of the delivery of the financial statements provided for in Sections 6.2(a)(ii) and (iii), a certificate of the chief financial officer of PlayCore Wisconsin certifying that, to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations (if any) required to establish whether PlayCore Wisconsin and its Subsidiaries were in compliance with the provisions of Sections 8.2, 8.4, 8.5 and 8.12, at the end of such Fiscal Quarter or Fiscal Year, as the case may be.

               (c) Auditors' Reports. Promptly upon receipt thereof, copies of all final reports submitted to PlayCore Wisconsin or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of PlayCore Wisconsin or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit.

               (d) Notice of Default or Event of Default. Promptly, but in any event within five (5) Business Days, after an officer of PlayCore Wisconsin becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any other action with respect to a claimed Default or Event of Default, a written notice thereof specifying the nature and existence thereof and what action PlayCore Wisconsin is taking or proposes to take with respect thereto.

               (e) Additional Information to Holders of Other Indebtedness. Prior to the Note Registration, simultaneously with the furnishing of such information to any other holder of Indebtedness of PlayCore Wisconsin or any of its Subsidiaries, (i) copies of all other financial statements, reports or projections with respect to PlayCore Wisconsin or its Subsidiaries which are broader in scope or on a more frequent basis than PlayCore Wisconsin is required to provide under this Agreement and (ii) copies of all studies, reviews, reports or assessments relating to environmental matters that reveal circumstances, events or other matters that would reasonably be expected to have a Material Adverse Effect.


                                   SECTION 7.

                           OTHER AFFIRMATIVE COVENANTS

     Holdings and PlayCore Wisconsin further jointly and severally covenant and agree with each Holder that (i) in the case of Sections 7.4 and 7.8, for so long as such Sections apply by their respective terms and (ii) in the case of each other Section in this Section 7, until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnification obligations that have not become due and payable), shall have been paid in full:

     7.1 Preservation of Corporate Existence and Franchises. Subject to Sections
8.5 and 8.12, Holdings shall, and shall cause its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect
(a) its corporate existence, and the corporate, limited liability company or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or any such Subsidiary and (b) the rights (charter and statutory), licenses and franchises of Holdings and its Subsidiaries; provided, however, that Holdings shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries if (i) the Board of Directors of Holdings shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries, taken as a whole, and (ii) the loss thereof does not and would not reasonably be expected to result in a Material Adverse Effect.

     7.2 Maintenance of Properties. Holdings shall, and shall cause its Subsidiaries to, cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Holdings or any of its Subsidiaries may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the foregoing shall not prevent Holdings from discontinuing the operation or maintenance of any of such properties if (i) the Board of Directors of Holdings determines that such discontinuance is desirable in the conduct of its business or the business of any Subsidiary and (ii) does not and would not reasonably be expected to result in a Material Adverse Effect.

     7.3 Taxes.

     (a) Payment of Taxes. Holdings shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes of Holdings or any of its Subsidiaries and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of Holdings or any of its Subsidiaries; provided, however, that Holdings shall not be required to pay or discharge or cause to be paid or discharged any such Tax or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings; provided that appropriate reserves therefor are established in Holdings' consolidated financial statements in accordance with GAAP.

     (b) Tax Returns. Holdings or any of its Subsidiaries shall timely file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Holdings or any of its Subsidiaries for taxable years ending after the Closing Date and shall pay any Taxes due in respect of such Tax Returns.

     (c) Contest Provisions. Holdings shall promptly notify the Purchasers in writing upon receipt by Holdings or any of its Subsidiaries or any of their Affiliates of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments which, if determined adversely to Holdings or any of its Subsidiaries, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (d) Transfer Taxes. All transfer, transfer gains, documentary, sales, use, stamp, registration and other similar Taxes and fees (including costs and expenses relating to such Taxes) (collectively "Transfer Taxes") incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be borne by PlayCore Wisconsin. PlayCore Wisconsin shall, at its own expense, prepare and timely file, in accordance with all applicable laws and regulations, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Purchasers shall reasonably cooperate with PlayCore Wisconsin in the preparation and filing of any such Tax Returns and other documentation.

     7.4 Books, Records and Access. Holdings, PlayCore Wisconsin and each of their respective Subsidiaries shall keep adequate books and records of their transactions in accordance with good accounting practices on the basis of GAAP applied on a consistent basis (including the establishment and maintenance of appropriate reserves). Holdings and its Subsidiaries or PlayCore Wisconsin and its Subsidiaries, as the case may be, will provide reasonable opportunities to GS Mezzanine to consult with and advise management of Holdings or PlayCore Wisconsin, as the case may be, on significant business issues, including management's proposed annual operating plans. Holdings and PlayCore Wisconsin each agree to give due consideration to the advice given and any proposals made by GS Mezzanine. Subject to the next succeeding sentence, Holdings shall, and shall cause its Subsidiaries to, permit representatives of any Purchaser upon reasonable notice (at the expense of such Purchaser unless there is an occurrence and continuance of a Default or an Event of Default, in which case, at the expense of Holdings) to visit and inspect any of the properties of Holdings and its Subsidiaries and examine and make copies from any of its or its Subsidiaries' books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, affairs, operations, properties and financial and other conditions of Holdings and its Subsidiaries with officers and employees thereof and with their independent public accountants (and by this provision, Holdings authorizes such accountants to discuss with any Purchaser or its representative the business, affairs, operations, properties, financial and accounts of Holdings and its Subsidiaries). The rights afforded to any Purchaser in the immediately preceding sentence will be afforded to the Purchaser or any other Holder who is an Institutional Investor so long as such Purchaser and its Affiliates or such Holder and its Affiliates, as the case may be, hold at least 40% in aggregate principal amount of the Notes at the time Outstanding.

     7.5 Compliance with Law. Holdings shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws and will obtain and maintain, and will cause each of its Subsidiaries to obtain and maintain, all Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, except for (i) such non-compliances or failures the applicability or validity of which are being contested in good faith by appropriate proceedings or (ii) such non-compliance with Applicable Law or any failure to obtain or maintain such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     7.6 Insurance. Holdings shall, and shall cause each of its Subsidiaries to, maintain, insurance with respect to their respective properties and business consistent with similarly situated companies in like industries.

     7.7 Offer to Repurchase Upon Change of Control.

     (a) Upon the occurrence of a Change of Control, PlayCore Wisconsin shall make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes at an offer price in cash equal to 101% of the original principal amount thereof as of the Change of Control Payment Date, plus accrued and unpaid interest, Capitalized Interest and any Special Interest thereon, if any, until the Change of Control Payment Date (the "Change of Control Payment"). PlayCore Wisconsin shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control, and PlayCore Wisconsin shall not be in violation of this Agreement by reason of such compliance with such rule or other applicable law.

     (b) Within 30 days following any Change of Control, PlayCore Wisconsin shall mail a notice to each Holder stating:

          (i) that the Change of Control Offer is being made pursuant to this
     Section 7.7 and that all Notes tendered will be accepted for payment;

          (ii) the purchase price and the purchase date, which shall be at least 30 but no more than 60 days from the date on which PlayCore Wisconsin mails notice of the Change of Control (the "Change of Control Payment Date");

          (iii) that any Notes not tendered will continue to accrue interest, Capitalized Interest, if any, and Special Interest, if applicable;

          (iv) that, unless PlayCore Wisconsin defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest, including Capitalized Interest, if applicable, and any Special Interest after the Change of Control Payment Date;

          (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to PlayCore Wisconsin or its designated agent for such purpose, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

          (vi) that Holders will be entitled to withdraw their election if PlayCore Wisconsin or its designated agent for such purpose, receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

          (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

     (c) On the Change of Control Payment Date, PlayCore Wisconsin shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) pay to the Holders of Notes or portions thereof so tendered an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered. PlayCore Wisconsin shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and PlayCore Wisconsin shall promptly execute and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

     (d) PlayCore Wisconsin shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements set forth in this Section 7.7 and such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         (e) Prior to the mailing of the notice referred to above in clause (b), but in any event within 30 days following any Change of Control, PlayCore Wisconsin covenants to:

                  (i) repay in full all Indebtedness under the Credit Agreement and all other Senior Indebtedness to the extent the terms of which require repayment upon a Change of Control or offer to repay in full all Indebtedness under the Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer; or

                  (ii) obtain the requisite consents under the Credit Agreement and all other Senior Indebtedness to permit the repurchase of the Notes as set forth above in Section 7.7(c).

         7.8 Non-Voting Observer. So long as the Purchasers and their Affiliates (but not their assigns) own at least $5,000,000 in aggregate principal amount of the Notes at the time Outstanding:

         (a) Holdings and PlayCore Wisconsin (each being herein called an "Entity") each shall cause, at the request of GS Mezzanine, the appointment of a person, who may be a managing director, officer or employee of The Goldman Sachs Group, Inc. or any of its Affiliates, as a non-voting observer (a "Non-Voting Observer") to the Board of Directors of such Entity, which person may or may not be the same person, it being understood that The Goldman Sachs Group, Inc. may from time to time change the designation of such Non-Voting Observer. In the event of a vacancy caused by the resignation or other cessation of service of any Non-Voting Observer from such Entity, such Entity shall cause the appointment of a new Non-Voting Observer nominated by GS Mezzanine at least seven (7) days prior to the date of a regular meeting of the Board of Directors of such Entity. Any such Non-Voting Observer shall be permitted to attend meetings of the Board of Directors of such Entity.

         (b) The Non-Voting Observer shall be entitled to be present at all meetings of the Board of Directors of such Entity and such Non-Voting Observer shall be notified of any meeting of any such Board of Directors, including such meeting's time and place, in the same manner as Directors of such Entity and shall have the same access to information (including any copies of all materials distributed to members of such Board of Directors) concerning the business and operations of such Entity and at the same time as Directors of such Entity and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, such Board of Directors, without voting; provided, however, that such Entity shall not be under any obligation to take any action with respect to any proposals made or advice furnished by any Non-Voting Observer, other than to take such proposals or advice seriously and to give due consideration thereto. Each Non-Voting Observer shall have a duty of confidentiality to the relevant Entity comparable to the duty of confidentiality of a Director of such Entity.

         (c) Each Entity shall indemnify and hold harmless, to the fullest extent permitted under the Applicable Law, any Non-Voting Observer to the same extent as all other Directors of such Entity and on terms no less favorable than under the relevant organizational documents of such Entity on the date hereof.

               (d) At all times after the first consummation of an Equity Offering, the relevant Entity shall cause to be maintained directors' and officers' liability insurance covering all Directors and officers of such Entity and covering any Non-Voting Observer (regardless of whether such insurance shall be obtained prior to an Equity Offering or after an Equity Offering) (i) to the same extent as that maintained for all other Directors of such Entity and (ii) on terms no less favorable than the coverage provided for in such Entity's directors', officers' and corporate liability insurance then so maintained.

               7.9 Offer to Purchase by Application of Excess Proceeds.

               (a) In the event that, pursuant to Section 8.5(c), PlayCore Wisconsin shall be required to commence on an Asset Sale Offer Trigger Date an offer to all Holders to purchase Notes (an "Asset Sale Offer"), it shall follow the procedures specified in this Section 7.9. Each Asset Sale Offer shall remain open for not less than thirty (30) nor more than sixty (60) days immediately following its commencement, except to the extent that a longer period is required by Applicable Law (the "Offer Period"). On the Business Day immediately after the termination of the Offer Period (the "Purchase Date"), PlayCore Wisconsin shall purchase the principal amount of Notes required to be purchased pursuant to Section 8.5 plus accrued and unpaid interest and any Special Interest thereon, if any, to the Purchase Date (the "Offer Amount") or, if less than the Offer Amount has been tendered, PlayCore Wisconsin shall purchase all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. PlayCore Wisconsin shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer and PlayCore Wisconsin shall not be in violation of this Agreement by reason of such compliance with such rule or other applicable law.

               (b) Upon the commencement of an Asset Sale Offer, PlayCore Wisconsin shall send, by first class mail, a notice to each of the Holders stating:

                  (i) that the Asset Sale Offer is being made pursuant to this
               Section 7.9 and Section 8.5 and the length of time the Asset Sale Offer shall remain open;

                  (ii) the Offer Amount, the purchase price and the Purchase
               Date;

                  (iii) that any Note not tendered or accepted for payment shall continue to accrue interest and any Special Interest;

                  (iv) that, unless PlayCore Wisconsin defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest and any Special Interest after the Purchase Date;

                  (v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

                  (vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed to PlayCore Wisconsin at the address specified in the notice at least three Business Days before the Purchase Date;

                  (vii) that Holders shall be entitled to withdraw their election if PlayCore Wisconsin receives, not later than the second Business Day preceding the Purchase Date of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

                  (viii) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, PlayCore Wisconsin shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by PlayCore Wisconsin so that only Notes (or portions thereof) in denominations of $1,000, or integral multiples thereof, shall be purchased); and

                  (ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

         (c) On or before the Purchase Date, PlayCore Wisconsin shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Holders an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by PlayCore Wisconsin in accordance with the terms of this Section 7.9. PlayCore Wisconsin (to the extent lawful) shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by PlayCore Wisconsin for purchase, and PlayCore Wisconsin shall promptly issue a new Note and deliver it to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by PlayCore Wisconsin to the Holder thereof.

         7.10 Post-Closing Note Guarantees. So long as any Notes remain Outstanding, PlayCore Wisconsin shall cause all of its future Subsidiaries which at any time become guarantors of the obligations of PlayCore Wisconsin under any Senior Indebtedness to become Guarantors and to execute simultaneously with and as a precondition to such Person becoming a Subsidiary, a Notation of Note Guarantee and to otherwise acknowledge its agreement to be bound by the provisions of Section 15.

         7.11 Further Assurances. Holdings shall and shall cause its Subsidiaries to make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Purchasers to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Purchasers under this Agreement and the other Financing Documents.

     7.12 Redemption of Convertible Debentures. Within 75 days after the Closing Date, PlayCore Wisconsin shall redeem all of its 10% Convertible Debentures which are then outstanding.


                                   SECTION 8.

                    NEGATIVE COVENANTS OF PLAYCORE WISCONSIN

     PlayCore Wisconsin hereby covenants and agrees with each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnification obligations that have not become due and payable), shall have been paid in full:

     8.1 Stay, Extension and Usury Laws. PlayCore Wisconsin covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of its obligations under the Notes or this Agreement, and (to the extent that it may lawfully do so) PlayCore Wisconsin hereby expressly waives all benefit or advantage of any such law, and covenants (to the extent that it may lawfully do so) that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchasers, but shall (to the extent it may lawfully do so) suffer and permit the execution of every such power as though no such law has been enacted.

     8.2 Restricted Payments.

     (a) Except for the consummation of the Transactions, PlayCore Wisconsin shall not, and shall not permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Capital Stock or other Equity Interests, (ii) purchase, redeem or otherwise acquire for value any shares of its Capital Stock or other Equity Interests now or hereafter outstanding, (iii) make any payment or prepayment of principal of, premium, if any, interest, redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment with respect to, any Indebtedness that is subordinated in any manner to the Notes or (iv) making any Investment other than Permitted Investments (the items described in clauses (i), (ii), (iii) and (iv) are referred to as "Restricted Payments"); except that any Subsidiary of PlayCore Wisconsin may declare and pay dividends to PlayCore Wisconsin or any Subsidiary of PlayCore Wisconsin, and except that PlayCore Wisconsin and its Subsidiaries may make a Restricted Payment if, immediately after giving to such Restricted
Payment:

     (A) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

              (B) after giving effect to such Restricted Payment, PlayCore Wisconsin is able to Incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness; and

              (C) the aggregate of all Restricted Payments declared or made after the Closing Date does not exceed the sum (without duplication) of (1) 50% of the cumulative Consolidated Net Income of PlayCore Wisconsin (or minus 100% of any cumulative deficit in Consolidated Net Income) for the period (treated as one accounting period) from the first day of the Fiscal Quarter in which the Closing Date occurs through the last day of the Fiscal Quarter immediately preceding such Restricted Payment, (2) 100% of the aggregate proceeds in cash received by PlayCore Wisconsin from the issuance or sale, after the Closing Date (other than to a Subsidiary), of (x) Capital Stock (other than Disqualified Capital Stock) of PlayCore Wisconsin or (y) any Indebtedness or other securities of PlayCore Wisconsin that are convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of PlayCore Wisconsin which have been so converted or exercised or exchanged (other than by a Subsidiary of PlayCore Wisconsin), excluding, in the case of clause (C)(2), any proceeds from the initial Equity Offering to the extent used to redeem the Notes in accordance with clause (a) of the second paragraph of the Form of Reverse of Note in Exhibit A attached hereto and (3) 100% of the aggregate amount return in cash on Investments (other than Permitted Investments), subsequent to the Closing Date, in any Person, through payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers or distributions of Property or return of capital (but only to the extent such interest, dividends or repayments or other transfers or distributions of property or return of capital are not included in the calculation of Consolidated Net Income), in each case to PlayCore Wisconsin or any Subsidiary from any Person not to exceed in the case of any Person the amount of Investments (other than Permitted Investments) previously made by PlayCore Wisconsin or any Subsidiary in such Person.

              (b) The provisions of this covenant shall not prohibit, so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

                   (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions hereof;

                  (ii) the retirement of any shares of Capital Stock of PlayCore
              Wisconsin or Indebtedness that is subordinated in right of payment to the Notes by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock of PlayCore Wisconsin, or out of, the proceeds of the substantially concurrent sale (other than to a Subsidiary of PlayCore Wisconsin) of other shares of Capital Stock of PlayCore Wisconsin (other than Disqualified Capital Stock); provided that any such proceeds are excluded from clause (a)(C)(2) of the immediately preceding paragraph for the purposes of this calculation (and were not included therein at any time);

          (iii) the redemption, repayment or retirement of Indebtedness that is subordinated in right of payment to the Notes in exchange for, by conversion into, or out of the proceeds of, (x) a substantially concurrent sale or Incurrence of Indebtedness that is subordinated in right of payment to the Notes to the same extent as the Indebtedness being so redeemed, repaid or retired and has the same or greater Weighted Average Life to Maturity (other than any Indebtedness owed to a Subsidiary) or (y) a substantially concurrent sale (other than to a Subsidiary of PlayCore Wisconsin) of shares of Capital Stock of PlayCore Wisconsin; provided that any such proceeds are excluded from clause (C)(2) of the immediately preceding paragraph (and were not included therein at any time);

          (iv) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock of PlayCore Wisconsin, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of PlayCore Wisconsin) of other shares of Disqualified Capital Stock of PlayCore Wisconsin;

          (v) the purchase, redemption, retirement or other acquisition for value of Capital Stock of PlayCore Wisconsin, of Holdings or of any Person that directly or indirectly controls (as defined in the definition of Affiliate) Holdings held by employees or former employees of PlayCore Wisconsin or any Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment and pursuant to the terms of any agreement under which such Capital Stock was issued; provided, that the aggregate fair market value of the consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Stock does not exceed $1,000,000 in any fiscal year;

          (vi) payments that would otherwise constitute Restricted Payments, not to exceed $1,000,000 in the aggregate;

          (vii) payments that would constitute Restricted Payments in an amount sufficient (but not in excess of the amount necessary) to pay the transaction fee and Chartwell's expenses of the Transactions, and the management fees and expenses (provided that the requirement that no such Restricted Payment shall be made if a Default or an Event of Default has occurred or is continuing or would result therefrom shall not apply to the payment of reasonable out-of-pocket expenses of Chartwell incurred in connection with rendering the management services to the Company or Holdings permitted under this clause (vii)) permitted by Section 9.3(b)(viii) in the case of management fees;

          (viii) Payments to Holdings in an amount sufficient (but not in excess of the amount necessary) to permit Holdings to pay its ordinary operating and administrative expenses, including out-of-pocket expenses (including fees) relating to auditors, attorneys, franchise taxes and other similar administrative expenses, in an aggregate amount (exclusive of auditors' fees and expenses) not to exceed $350,000 during any fiscal year of PlayCore Wisconsin; and

          (ix) in the event PlayCore Wisconsin files a consolidated income tax return with Holdings or a direct parent of Holdings in respect of which Holdings or such parent is a member of a consolidated tax group of the Company, distributions to Holdings to permit Holdings or such parent to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that the amount of such distribution shall not be greater, nor the receipt by PlayCore Wisconsin of tax benefits less, than they would have been had PlayCore Wisconsin not filed a consolidated return with Holdings.

provided, that in calculating the aggregate amount of Restricted Payments made subsequent to the Closing Date for purposes of clause (a) of the immediately preceding paragraph, amounts expended pursuant to clauses (i) (but only if the declaration thereof has not been counted in a prior period), (v) and (vi) shall be included, without duplication, in such calculation and clauses (ii), (iii) and (iv) shall not be included in such calculation. Nothing in the immediately preceding proviso is meant to affect whether any amount expended pursuant to clause (viii) should be reflected in Consolidated Net Income.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by PlayCore Wisconsin or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this shall be determined by the Board of Directors of PlayCore Wisconsin whose resolution with respect thereto shall be conclusive. The determination of the Board of Directors of PlayCore Wisconsin must be based upon an opinion or appraisal issued by an Independent Financial Adviser if the fair market value equals or exceeds $10,000,000.

     8.3 Dividend and Other Payment Restrictions Affecting Subsidiaries. PlayCore Wisconsin shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of PlayCore Wisconsin to:

     (a) pay dividends or make any other distributions on or in respect of its Capital Stock;

     (b) make loans or advances or pay any Indebtedness or other obligation owed to PlayCore Wisconsin or any other Subsidiary of PlayCore Wisconsin; or

     (c) transfer any of its property or assets to PlayCore Wisconsin or any other Subsidiary of PlayCore Wisconsin, except, with respect to each of this clause (c) and clauses (a) and (b) above, for such encumbrances or restrictions existing under or by reason of:

     (i) Applicable Law;

     (ii) this Agreement;

     (iii) non-assignment provisions of any contract of, any lease governing a leasehold interest of, or any license held by, any Subsidiary of PlayCore Wisconsin;

     (iv) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by PlayCore Wisconsin or any of its Subsidiaries or of any Person that becomes a Subsidiary as in effect at the time of such acquisition or such Person becoming a Subsidiary, which encumbrance or restriction is not applicable to any Person, or the Properties or assets of any Person, other than the Person or the Properties or assets of the Person (including any Subsidiary of such Person) so acquired;

     (v) any encumbrance or restriction pursuant to an agreement relating to an acquisition of Property or assets, so long as the encumbrances or restrictions in any such agreement relate solely to the Property or assets so acquired and are not and were not created in anticipation of or in connection with the acquisition thereof;

     (vi) the Credit Agreement;

     (vii) agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date; or

     (viii) an agreement governing Indebtedness Incurred to Refinance the Indebtedness Incurred pursuant to an agreement referred to in clauses (ii),
(iv), (vi) and (vii) above and (ix) and (xi) below; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially more restrictive to PlayCore Wisconsin and its subsidiaries as a whole as determined by the Board of Directors of PlayCore Wisconsin or senior management in its good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (ii), (iv), (vi), (vii), (ix) and (xi);

     (ix) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature set forth in clause
(b) above on the property so acquired;

     (x) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary of PlayCore Wisconsin pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock or assets of such Subsidiary;

     (xi) secured Indebtedness otherwise permitted to be Incurred pursuant to
Section 8.4 and Section 8.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

          (xii) customary provisions in joint venture agreements, licenses and leases and other similar agreements entered into in the ordinary course of business;

          (xiii) net worth provisions in leases and other agreements entered into by PlayCore Wisconsin or any Subsidiary; and

          (xiv) an agreement governing Indebtedness (including the Credit Agreement) permitted to be Incurred pursuant to Section 8.4; provided that provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially more restrictive to PlayCore Wisconsin and its Subsidiaries as a whole as determined in good faith by the Board of Directors of PlayCore Wisconsin in its good faith judgment than the provisions contained in the Credit Agreement as in effect on the Closing Date.

       8.4 Incurrence of Additional Indebtedness. PlayCore Wisconsin shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "Incur") any Indebtedness, other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence of any such Indebtedness, PlayCore Wisconsin or any of its Subsidiaries may Incur Indebtedness including, without limitation, Acquired Indebtedness, if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Interest Coverage Ratio of PlayCore Wisconsin is greater than 2.25 to 1.00. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 8.4. Furthermore, Guarantees (or obligations with respect to letters of credit), to the extent otherwise included in the determination of such amount, shall not be included to such extent.

       8.5 Asset Sales. PlayCore Wisconsin shall not, and shall not permit any of its Subsidiaries to, consummate an Asset Sale unless:

       (a) PlayCore Wisconsin or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale which, taken as a whole, is at least equal to the fair market value of the assets sold or otherwise disposed of (except from any sale or disposition as a result of a foreclosure or sale of by the lenders under the Credit Documents), as determined in good faith by the Board of Directors of PlayCore Wisconsin;

       (b) at least 75% of the consideration received by PlayCore Wisconsin or such Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash

Equivalents and is received at the time of such disposition; provided that each of the following shall be deemed to be cash for purposes of this provision:

          (i) any liabilities (as shown on PlayCore Wisconsin's or such Subsidiary's most recent balance sheet) of PlayCore Wisconsin or any Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets; and

          (ii) any notes or other obligations received by PlayCore Wisconsin or any such Subsidiary from such transferee that are converted by PlayCore Wisconsin or such Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received.

       (c) upon the consummation of an Asset Sale, PlayCore Wisconsin shall, at its option, apply, or cause such Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

          (i) to prepay any Senior Indebtedness or Guarantor Senior Indebtedness and, in the case of any prepayment of any Senior Indebtedness or Guarantor Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

          (ii) to invest in or to acquire other properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of PlayCore Wisconsin and its Subsidiaries as conducted on the Closing Date or at the time such assets are sold or in businesses reasonably related, complementary or ancillary thereto or a reasonable expansion thereof; and/or

          (iii) to make a Capital Expenditure or commit, or cause such Subsidiary to commit, to make a Capital Expenditure, such commitments to include amounts anticipated to be expended pursuant to PlayCore Wisconsin's capital investment plan as adopted by the Board of Directors of PlayCore Wisconsin or such Subsidiary of PlayCore Wisconsin, within 24 months of such Asset Sale.

Pending the final application of any Net Cash Proceeds, PlayCore Wisconsin may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Agreement. Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in
Section 8.5(c)(i), (ii) or (iii) shall be deemed to constitute "Excess Proceeds". If on the 366th day after any Asset Sale, or such earlier date, if any, as the senior management or the Board of Directors, as the case may be, of PlayCore Wisconsin or a Subsidiary which made such Asset Sale determines (each, an "Asset Sale Offer Trigger Date"), the amount of Excess Proceeds of such Asset Sale, when aggregated with Excess Proceeds of all prior Asset Sales by PlayCore Wisconsin and its Subsidiaries that have not been reset in accordance with the last sentence of this paragraph, equals or exceeds $3,000,000 (or such lesser amount as the senior management or the Board of Directors, as the case may be, of PlayCore

Wisconsin or such Subsidiary determines), PlayCore Wisconsin or such Subsidiary shall make a pro rata Asset Sale Offer pursuant to Section 7.9 to purchase the maximum principal amount of Notes and other pari passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in Section 7.9. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds allocable to the Notes, PlayCore Wisconsin or such Subsidiary may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds allocable to the Notes, PlayCore Wisconsin shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds of all Asset Sales shall be reset at zero.

       8.6 Transactions with Affiliates.

       (a) Except for the consummation of the Transactions, PlayCore Wisconsin shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions, including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than
(x) Affiliate Transactions permitted under Section 9.3.

       8.7 Limitation on Liens. PlayCore Wisconsin shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, permit or suffer to exist any Liens of any kind against or upon any property or assets of PlayCore Wisconsin or any of its Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

       (a) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

       (b) in all other cases, the Notes are equally and ratably secured, except for:

          (i) Liens existing as of the Closing Date to the extent and in the manner such Liens are in effect on the Closing Date;

          (ii) Liens securing Senior Indebtedness and Liens securing Guarantor Senior Indebtedness;

          (iii) Liens securing the Notes and the Guarantees;

          (iv) Liens of PlayCore Wisconsin or a Wholly Owned Subsidiary of PlayCore Wisconsin on assets of any Subsidiary of PlayCore Wisconsin;

          (v) Liens securing Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Agreement and which has been Incurred in accordance with the provisions of this Agreement; provided, however, that such Liens (A) are not materially more restrictive to PlayCore Wisconsin and not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of PlayCore Wisconsin or any of its Subsidiaries not securing the Indebtedness so Refinanced; and

          (vi) Permitted Liens.

       8.8 Prohibition on Incurrence of Senior Subordinated Debt. PlayCore Wisconsin shall not, and shall not permit any Guarantor to, Incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor's guarantee thereof, as the case may be, and subordinate in right of payment to any other Indebtedness of PlayCore Wisconsin or such Guarantor, as the case may be.

       8.9 Limitation on Issuances and Sales of Capital Stock of Subsidiaries. PlayCore Wisconsin (a) shall not, and shall not permit any Subsidiary of PlayCore Wisconsin to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Subsidiary of PlayCore Wisconsin to any Person (other than PlayCore Wisconsin or a Wholly Owned Subsidiary of PlayCore Wisconsin), unless
(i) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Subsidiary and (ii) the Net Cash Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of Section 8.5; provided, however, that this clause (a) shall not apply to any pledge of Capital Stock of any Subsidiary of PlayCore Wisconsin permitted under Section 8.7, and (b) shall not permit any Subsidiary of PlayCore Wisconsin to issue any of its Capital Stock or any securities convertible into or exchangeable for such Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than (A) Capital Stock issued or sold to PlayCore Wisconsin or a Wholly Owned Subsidiary of PlayCore Wisconsin or a Subsidiary that is an existing shareholder of the issuer of such Capital Stock, (B) Capital Stock issued by a Person prior to the time (x) such Person becomes a Subsidiary or (z) a Subsidiary merges with or into such Person and (C) Capital Stock issued by a Subsidiary pursuant to a capital call on a pro rata basis to all holders of its Capital Stock; provided that, after giving effect to the issuance permitted by the foregoing clauses (B) or (C) such Subsidiary is or remains to be a Subsidiary. Upon the sale of any Subsidiary in accordance with this Section 8.9, the Guarantee of such Subsidiary, if any, shall automatically terminate without further action.

       8.10 Sales and Leaseback Transactions. PlayCore Wisconsin shall not, and shall not permit any Subsidiary to, enter into any Sale and Leaseback Transaction; provided, however, that PlayCore Wisconsin may enter into a Sale and Leaseback Transaction if (a) PlayCore Wisconsin could have (i) Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction pursuant to Section 8.4 and (ii) incurred a Lien to secure such Indebtedness pursuant to the provisions of

Section 8.7, (b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of PlayCore Wisconsin) of the property that is the subject of such Sale and Leaseback Transaction and (c) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and PlayCore Wisconsin applies the proceeds of such transaction in compliance with, the provisions of Section 8.5.

       8.11 Conduct of Business. PlayCore Wisconsin shall not, and shall not permit any Subsidiary to, directly or indirectly, engage in any business other than business of the type engaged by PlayCore Wisconsin on the Closing Date or any business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof.

       8.12 Merger, Consolidation, or Sales of Assets.

       (a) PlayCore Wisconsin shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (other than Permitted Liens and the Merger), or cause or permit any Subsidiary of PlayCore Wisconsin to sell, assign, transfer, lease, convey or otherwise dispose of (other than Permitted Liens), all or substantially all of PlayCore Wisconsin's assets, which are determined on a consolidated basis for PlayCore Wisconsin and PlayCore Wisconsin's Subsidiaries, whether as an entirety or substantially as an entirety to any Person unless:

          (i) either:

               (A) PlayCore Wisconsin shall be the surviving or continuing corporation; or

               (B) the Person, if other than PlayCore Wisconsin, formed by such consolidation or into which PlayCore Wisconsin is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of PlayCore Wisconsin and of PlayCore Wisconsin's Subsidiaries substantially as an entirety (the "Surviving Entity"):

                    (x) shall be a corporation, partnership, trust or a limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia;

                    (y) shall have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of PlayCore Wisconsin immediately preceding the transaction; and

                    (z) shall expressly assume, by an assumption agreement, in form and substance satisfactory to the Required

               Holders, executed and delivered to the Holders, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Agreement and the Exchange and Registration Rights Agreement on the part of PlayCore Wisconsin to be performed or observed; provided that if at any time PlayCore Wisconsin or the Surviving Entity is a limited liability company, partnership or trust there shall be a co-issuer of the Notes that is a Subsidiary of PlayCore Wisconsin and that is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(z) above to the extent applicable, including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction, PlayCore Wisconsin or such Surviving Entity, as the case may be, shall be able to Incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to Section 8.4;

          (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(z) above to the extent applicable, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred or be continuing;

          (iv) there has been delivered to the Holders an opinion of counsel to the effect that Holders of the Notes will not recognize income, gain, or loss for United States federal income tax purposes as a result of such consolidation, merger, conveyance, transfer or lease and will be subject to United States federal income tax with respect to the Notes in the same manner, in the same amount, and at the same time as would have been the case if such merger, conveyance, transfer or lease had not occurred; and

          (v) PlayCore Wisconsin or the Surviving Entity shall have delivered to the Holders an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if an assumption agreement is required in connection with such transaction, such assumption agreement comply with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

         Notwithstanding the foregoing, the merger of PlayCore Wisconsin with an Affiliate incorporated solely for the purpose of reincorporating PlayCore Wisconsin in another jurisdiction shall be permitted and a Wholly Owned Subsidiary may merge with and into PlayCore Wisconsin without complying with clause (a)(ii) above.

         For purposes of this Section 8.12(a), the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Subsidiaries of PlayCore Wisconsin, the Capital Stock of which constitutes all or substantially all of the properties and assets of PlayCore Wisconsin, shall be deemed to be the transfer of all or substantially all of the properties and assets of PlayCore Wisconsin.

         (b) Upon any consolidation of PlayCore Wisconsin with, or merger of PlayCore Wisconsin into, any other Person or any transfer, conveyance, sale, lease or other disposition of all or substantially all of the properties and assets of PlayCore Wisconsin and its Subsidiaries taken as a whole in one or more related transactions (other than pursuant to the Credit Documents) in which PlayCore Wisconsin is not the continuing entity, the successor company shall succeed to, and be substituted for, and may exercise every right and power of, PlayCore Wisconsin under this Agreement and the Notes with the same effect as if such successor company had been named as PlayCore Wisconsin herein, and thereafter, except in the case of a lease, the predecessor Company shall be relieved of all obligations and covenants under this Agreement and the Notes.


                                    SECTION 9

                         NEGATIVE COVENANTS OF HOLDINGS

         Holdings hereby covenants and agrees with each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnity obligations that have not yet become due and payable) shall have been paid in full:

         9.1 Business, Indebtedness, Investments, Etc. Holdings will not (a) engage in any business other than (i) the direct ownership of the Capital Stock of PlayCore Wisconsin, (ii) the performance of its obligations and activities incidental thereto under the Credit Documents and the Financing Documents, and
(iii) the payment of taxes and general administrative costs and expenses in the ordinary course of business; (b) Incur or suffer to exist any Indebtedness (other than (i) any Guarantee of the Notes, (ii) any Guarantee of Senior Indebtedness evidenced by the Credit Documents and (iii) Indebtedness to PlayCore Wisconsin otherwise permitted to be Incurred under this Agreement); (c) create or acquire any Subsidiary other than PlayCore Wisconsin or a Subsidiary of PlayCore Wisconsin or make or otherwise own or hold any Investment (other than in the Cash Equivalents and the Capital Stock of PlayCore Wisconsin); (d) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Credit Documents to which it is a party; (e) sell or otherwise dispose of any Capital Stock of PlayCore Wisconsin or make any other Asset Sale; (f) make any Asset Acquisition;
(g) fail to at all times preserve and keep in full force and effect its rights and franchises; or (h) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; provided that prior to the consummation of the Merger,

Holdings may (i) Incur and remain liable with respect to (x) the Indebtedness Incurred in connection with the Transactions and (y) the Existing Indebtedness of Holdings and (ii) engage in business activities and hold Investments as disclosed on Schedule 4.27.

         9.2 Merger, Consolidation or Sales of Assets of Holdings. Holdings shall not consolidate or merge with or into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of Holdings in one or more related transactions, to any other Person; provided that Holdings may consummate the Merger in accordance with the terms of the Merger Agreement so long as, after giving effect thereto, Holdings will not be in breach of
Section 9.1.

         9.3 Transactions with Affiliates.


         (a) Except in connection with the Transactions, Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any Affiliate Transaction or series of related Affiliate Transactions, other than (x) Affiliate Transactions permitted under paragraph
(b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Holdings or such Subsidiary.

         All Affiliate Transactions, and each series of related Affiliate Transactions which are similar or part of a common plan, involving aggregate payments or other property with a fair market value in excess of $2,500,000 shall be approved by the Board of Directors of Holdings or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If Holdings or any Subsidiary of Holdings enters into an Affiliate Transaction, or a series of related Affiliate Transactions related to a common plan, that involves an aggregate fair market value of $10,000,000 or more, Holdings or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Holdings or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Holders.

         (b) The restrictions set forth in paragraph (a) of this Section 9.3 shall not apply to:

         (i) reasonable fees, expenses and compensation paid to and indemnity provided on behalf of officers, Directors, employees, consultants or investment bankers of Holdings or any Subsidiary of Holdings as determined in good faith by Holdings' Board of Directors;

         (ii) transactions exclusively between or among Holdings and any of its Subsidiaries or exclusively between or among such Subsidiaries; provided such transactions are not otherwise prohibited by this Agreement;

          (iii) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, or any replacement agreement thereto so long as such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Closing Date;

          (iv) Restricted Payments or Permitted Investments permitted by this Agreement;

          (v) transactions in which Holdings or any of its Subsidiaries, as the case may be, delivers to the Holders a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 9.3;

          (vi) the existence of, or the performance by Holdings or any of its Subsidiaries of its obligations under the terms of, any shareholders' agreement, including any registration rights agreement or purchase agreement related thereto, to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

          (vii) the issuance of securities or other payments, awards or grants, in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings in good faith and loans to employees of Holdings and its Subsidiaries which are approved by the Board of Directors of Holdings in good faith;

          (viii) the payment of transaction, management, consulting and advisory fees and related expenses of Chartwell Investments II, L.L.C.; provided that such fees shall not, in the aggregate, exceed (x) in connection with the Transactions, the amount payable to Chartwell Investments II, L.L.C. pursuant to the Transaction Fee Agreement, dated as of the date hereof, among Chartwell Investments II, L.L.C., Holdings, PlayCore Wisconsin and Acquisition Company, as in effect on the date hereof or (y) in any calendar year commencing after the date of the Transactions, the greater of (1) $500,000 and (2) 2% of Consolidated EBITDA of Holdings and its Subsidiaries for the Fiscal Year immediately preceding the date of such payment; provided that in no event the annual fee referred to in this clause (y) shall exceed $2,000,000;

          (ix) transactions with customers, franchisees, clients, suppliers, purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Holdings or its

     Subsidiaries, in the reasonable determination of senior management of Holdings, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (x) loans to officers and employees of Holdings and its Subsidiaries to purchase Capital Stock of Holdings or to exercise the Management Options in an amount not to exceed $1,000,000 in any calendar year and $5,000,000 in the aggregate; and

          (xi) the sale of Qualified Capital Stock to Affiliates of Holdings.



                                   SECTION 10.

                     PROVISIONS RELATING TO RESALES OF NOTES

         10.1 Private Offerings. PlayCore Wisconsin and the Purchasers agree that the following provisions will apply to any Private Offerings:

         (a) Offers and Sales only to Institutional Accredited Investors or Qualified Institutional Buyers. Offers and sales of the Notes will be made only by the Purchasers or Affiliates thereof who are qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made (i) to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers, (ii) to a limited number of other institutional accredited investors (as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D) that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, that are Accredited Investors ("Institutional Accredited Investors") or (iii) non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Notes may be made in reliance upon Regulation S under the Securities Act.

         (b) No General Solicitation. The Notes will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in the United States and no directed selling efforts (as defined in Regulation S) will be made outside the United States in connection with the offering of the Notes.

         (c) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to this Section 10.1, such third parties shall, in the reasonable judgment of the applicable Purchaser, be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. person outside the United States.

         (d) Restrictions on Transfer. Upon original issuance by PlayCore Wisconsin, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof, other than the Exchange Notes) shall bear such legend as is required under Section 11.4. The restrictions on transfer set forth in this Section 10.1 are in addition to any other restrictions on transfer set forth in this Agreement.

         10.2 Exchange and Registration Rights Agreement. PlayCore Wisconsin shall, and shall cause the Guarantors a party thereto to, comply with all provisions and obligations of the Exchange and Registration Rights Agreement and shall comply with all applicable federal and state securities laws in connection therewith.

         10.3 Exchange Right. Upon the request of the Required Holders at any time or from time to time, PlayCore Wisconsin will (a) exchange all or any portion (pro rata among all the Holders) of the Outstanding Notes for any other evidences of indebtedness or debt securities of PlayCore Wisconsin (the "Replacement Notes") in the same aggregate principal amount as the then principal amount of the Notes being exchanged and (b) enter into, and cause the Guarantors to enter into, any such agreements, whether in the form of an amendment hereto or to any other Financing Document, an indenture, a note purchase agreement or otherwise (the "New Documents") as the Purchaser shall deem necessary or desirable in connection with a resale of the Notes, whether as a private placement, registered public offering or otherwise. The Replacement Notes will have identical terms as the Notes for which they are exchanged except for any changes to the relative ranking, interest rate or yield for such Replacement Notes that shall be approved by all the Holders; provided, however, that the aggregate principal amount of all Notes and Replacement Notes Outstanding and the aggregate cash interest and premium expense and aggregate cost on any Interest Payment Date to PlayCore Wisconsin of all Notes and Replacement Notes Outstanding after giving effect to any such exchange shall not exceed such principal amount or cash interest and premium expense of the Notes and any Replacement Notes Outstanding immediately before such exchange. Each Replacement Note shall be subject to the requirements of Sections 11.6 and 11.7. Notwithstanding the foregoing, the New Documents will (a) contain such additional terms and provisions as are customarily contained in such documents governing the issuance of debt, including provisions governing the rights of indenture trustees and/or administrative agents and bank set-off and sharing provisions, as applicable, and such other additional terms and provisions as are reasonably requested by the Purchasers in order to effectuate the resale of the Replacement Notes and (b) be in such form and will contain such terms and provisions as are necessary to comply with all Applicable Laws, including in the case of an indenture, the TIA. All Notes and Replacement Notes will vote together as one series on all matters requiring the vote of the Notes or Replacement Notes, except for matters affecting one series of Notes or Replacement Notes and not affecting another series of Notes or Replacement Notes. Unless the context otherwise requires, all references to the Notes herein includes the Replacement Notes and all references to the Purchasers herein includes any trustee for any indenture pursuant to which the Replacement Notes are issued.

                                   SECTION 11.

                                    THE NOTES

         11.1 Form and Execution. The Notes shall be in the form of Exhibit A hereto. The Notes shall be executed on behalf of PlayCore Wisconsin by its President or one of its Vice Presidents. The signature of any of these officers on the Notes may be manual or facsimile.

         Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of PlayCore Wisconsin shall bind PlayCore Wisconsin, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the execution and delivery of such Notes or did not hold such offices at the date of such Notes.

         11.2 Terms of the Notes. The terms of the Notes shall be as set forth in Exhibit A hereto. Without limiting the foregoing:

         (a) Stated Maturity. The Stated Maturity of the Notes shall be May 31, 2008.

         (b) Interest. The Notes will bear and accrue interest as provided in Exhibit A hereto.

         11.3 Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof.

         11.4 Form of Legend for the Notes. Unless otherwise permitted by
Section 11.7, every Note issued and delivered hereunder shall bear a legend in substantially the following form:

         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS NOTE IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF APRIL 11, 2000 (AS AMENDED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME, THE "AGREEMENT"), AMONG PLAYCORE, INC., PLAYCORE WISCONSIN, INC, PLAYCORE HOLDINGS, INC., THE SUBSIDIARIES LISTED ON THE SIGNATURE PAGES THEREOF, GS MEZZANINE PARTNERS II, L.P., AND GS MEZZANINE PARTNERS OFFSHORE II, L.P.

         11.5 Payments and Computations. All payments of interest on the Notes shall be paid to the persons in whose names such Notes are registered on the Security Register at the close of business on the Regular Record Date and all payments of principal on the Notes shall be paid to the persons in whose names such Notes are registered at Maturity. The principal of and any premium on any Note shall be payable only against surrender therefor, while payments of interest on Notes shall be made, in accordance with this Agreement and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person's address appearing on the Security Register (or, in the case of a Holder holding not less than $1,000,000 original aggregate principal amount of Notes, by wire transfer to such account as such Holder shall designate by written instructions received by PlayCore Wisconsin no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Holder otherwise notifies PlayCore Wisconsin or such Holder no longer is the registered owner of such Note or Notes).

         Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         11.6 Registration, Registration of Transfer and Exchange.

         (a) Security Register. PlayCore Wisconsin shall maintain a register (the "Security Register") for the registration or transfer of the Notes. The name and address of the Holder of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Security Register and PlayCore Wisconsin shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Holder. There shall be no more than one Holder for each Note, including all beneficial interests therein. PlayCore Wisconsin shall also enter in the Register the amount of any Capitalized Interest added to the principal amount of the Note on any Interest Accrual Date.

         (b) Registration of Transfer. Upon surrender for registration of transfer of any Note at the office or agency of PlayCore Wisconsin, PlayCore Wisconsin shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and like aggregate principal amount.

         (c) Exchange. At the option of the Holder, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, PlayCore Wisconsin shall execute and deliver the Notes which the Holder making the exchange is entitled to receive.

         (d) Effect of Registration of Transfer of Exchange. All Notes issued upon any registration of transfer of exchange of Notes shall be the valid obligations of PlayCore Wisconsin, evidencing the same indebtedness, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

         (e) Requirements; Charges. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by PlayCore Wisconsin) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to PlayCore

Wisconsin duly executed by the Holder thereof or its attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange of Notes, but PlayCore Wisconsin may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 11.8 not involving any transfer.

         (f) Certain Limitations. If the Notes are to be redeemed in part, PlayCore Wisconsin shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 13.2 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

         11.7 Transfer Restrictions.

         (a) No Note may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition is herein referred to as a "sale"), except in compliance with this Section 11.7. A pledge by any Holder of a Note shall not constitute a sale unless and until such pledge shall be realized upon.

         (b) A Holder may sell its Notes to a transferee that is an Accredited Investor or a Qualified Institutional Buyer; provided, however, that each of the following conditions is satisfied:

            (i) such transferee shall make same the representations and warranties with respect to itself Notes to be required to be made by the Purchasers in clauses (a), (b), (c) and (e) of Section 5.1;

            (ii) such transferee agrees to be bound by the provisions of this Agreement (including the confidentiality provisions set forth in Section 16.4); and

            (iii) (A) if such transferee is an Accredited Investor, such transferee shall deliver to PlayCore Wisconsin a certification to that effect and, at the option of PlayCore Wisconsin, an opinion of counsel reasonably satisfactory to PlayCore Wisconsin to the effect that such transfer is in compliance with the Securities Act or (B) if such transferee is a Qualified Institutional Buyer, such transferee shall deliver to PlayCore Wisconsin a certification to that effect.

         (c) A Holder may sell its Notes to a transferee in accordance with Regulation S under the Securities Act; provided, however, that each of the following conditions is satisfied:

            (i) if such Holder would be deemed to be PlayCore Wisconsin, a distributor or any of their respective affiliates or any person acting on behalf of any of the foregoing for purposes of Regulation S under the Securities Act:

                  (A) PlayCore Wisconsin is a "reporting issuer" as such term is defined in Rule 902(i) under the Securities Act;

                  (B) any distributor (as defined in Rule 902(d) under the
            Securities Act) involved in a sale of Notes has agreed in writing that all offers and sales of Notes shall be made only in accordance with the provisions of Rule 903 or Rule 904 under the Securities Act;

                  (C) all offering materials and documents (other than press releases) used in connection with offers and sales of the Notes shall conform to the requirements of Rule 902(g)(2) under the Securities Act; and

                  (D) each distributor (as defined in clause (i)(B) above)
            selling Notes to a distributor, dealer (as defined in Section 2(12) of the Securities Act), or a person receiving a selling concession, fee or other remuneration in respect of the Notes sold sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor prescribed by Regulation S under the Securities Act.

              (ii) if such exercise and/or sale by a Holder is not governed by
       (i) above:

                  (A) the offer of Notes is not made to a Person in the United
            States;

                  (B) either:

                    (1) at the time the buy order is originated, the transferee is outside the United States or the Holder and any person acting on its behalf reasonably believes that the transferee is outside the United States, or

                    (2) the transaction is executed in, on or through the
              facilities of a designated offshore securities market and neither the Holder nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

                  (C) no directed selling efforts are made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S under the Securities Act, as applicable; and

                  (D) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

         (d) In the event of a proposed exercise or sale that does not qualify under either Section 11.7(b) or 11.7(c) above, a Holder may sell its Notes only if:

            (i) such Holder gives written notice to PlayCore Wisconsin of its intention to exercise or effect such sale, which notice (A) shall describe the manner and circumstances of the proposed transaction in reasonable detail and (B) shall designate the counsel for such Holder, which counsel shall be reasonably satisfactory to PlayCore Wisconsin;

            (ii) counsel for the Holder shall render an opinion, to the effect that such proposed sale may be effected without registration under the Securities Act or under applicable Blue Sky laws; and

            (iii) such Holder or transferee complies with Sections 11.7(b)(i) and 11.7(b)(ii).

         11.8 Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to PlayCore Wisconsin, PlayCore Wisconsin shall executed and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding.

         If there shall be delivered to PlayCore Wisconsin (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by PlayCore Wisconsin and any agent to save each of PlayCore Wisconsin and such agent harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, PlayCore Wisconsin shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding.

         In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, PlayCore Wisconsin in its discretion may, instead of issuing a new Note, pay such Note.

         Upon the issuance of any new Note, PlayCore Wisconsin may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

         The provisions of this Section 11.8 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

         11.9 Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, PlayCore Wisconsin and any agent of PlayCore Wisconsin shall treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue and neither PlayCore Wisconsin nor any agent of PlayCore Wisconsin shall be affected by notice or knowledge to the contrary.

         11.10 Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than PlayCore Wisconsin, be delivered to PlayCore Wisconsin and shall be promptly canceled by it. PlayCore Wisconsin shall cancel any Notes previously issued and delivered hereunder which PlayCore Wisconsin may have reacquired.

         11.11 Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in this Agreement or such Note to the contrary, PlayCore Wisconsin will pay all sums becoming due on such Note for principal, premium, if any, and interest by such method and at the address specified for such purpose in Schedule B or at such other address as such Purchaser shall have from time to time specified to PlayCore Wisconsin in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of PlayCore Wisconsin made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation reasonably promptly after any such request, to PlayCore Wisconsin at its principal executive office. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to PlayCore Wisconsin in exchange for a new Note or Notes pursuant to Section 11.6. PlayCore Wisconsin will afford the benefits of this
Section 11.11 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser made in this
Section 11.11.


                                   SECTION 12.

                           EVENTS OF DEFAULT; REMEDIES

         12.1 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

            (a) PlayCore Wisconsin defaults in the payment when due of interest and Special Interest, if any, on the Notes and such default continues for a period of thirty (30) days (whether or not such payment is prohibited under Section 14);

            (b) PlayCore Wisconsin defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at its Maturity, upon redemption or otherwise (whether or not such payment is prohibited under Section 14);

            (c) Holdings or PlayCore Wisconsin fail to comply with any of the provisions of Sections 7.7, 7.8, 7.9, 8.1 through 8.12, inclusive, 9.1,
      9.2 or 9.3 and, if such failure occurs after the Note Registration, such failure continues for a period of thirty (30) days after such occurrence;

            (d) Holdings or PlayCore Wisconsin fails to observe or perform any other covenant or other agreement in this Agreement or the Notes and such failure continues for a period of thirty (30) days after Holdings or PlayCore Wisconsin has received a notice of such failure from the Holders of at least 25% in aggregate principal amount of the Notes at the time Outstanding, which notice must specify the failure, demand that it be remedied and state that the notice is a "Notice of Default";

            (e) any representation, warranty or certification made by or on behalf of Holdings, PlayCore Wisconsin or any of their respective Subsidiaries or by any officer of Holdings, PlayCore Wisconsin or any of their respective Subsidiaries in any certificate furnished by Holdings, PlayCore Wisconsin or any of their respective Subsidiaries pursuant thereto shall be false in any material respect on the date as of which made;

            (f) a default occurs under any mortgage, indenture or agreement or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings, PlayCore Wisconsin or any of their respective Subsidiaries (or payment of which is guaranteed by Holdings, PlayCore Wisconsin or any of their respective Subsidiaries) in an aggregate outstanding amount of $5,000,000 or more, whether such Indebtedness now exists, or is created after the date of this Agreement, which (i) constitutes a failure to pay at final maturity (after giving effect to any applicable grace periods and any extensions thereof) the principal amount of such Indebtedness or (ii) shall have resulted in such Indebtedness being accelerated or otherwise become or being declared due and payable prior to its stated maturity;

            (g) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against Holdings, PlayCore Wisconsin or any of their respective Significant Subsidiaries (or a group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) and such judgment or judgments remain unpaid and undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days; provided that the aggregate of all such undischarged judgments exceeds $5,000,000 (exclusive of amounts covered by insurance or selling shareholders' indemnification);

            (h) Holdings, PlayCore Wisconsin or any of their respective Significant Subsidiaries (or a group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

                  (i) commences a voluntary case or proceeding under any Bankruptcy Law,

                  (ii) consents to the entry of a decree or order for relief against it in an involuntary case or proceeding or to the commencement of any case or proceeding against it under any Bankruptcy Law,

               (iii) consents to the filing of a petition or to the appointment of or taking possession by a Custodian (as defined below) of it or for all or any substantial part of its property,

               (iv) makes or consents to the making of a general assignment for the benefit of its creditors,

               (v) generally is not paying, or admits in writing that it is not able to pay, its debts as they become due, or

               (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                    (A) is for relief against Holdings, PlayCore Wisconsin or
               any of their respective Significant Subsidiaries (or a group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), in an involuntary case or proceeding under any Bankruptcy Law;

                    (B) appoints a Custodian of Holdings, PlayCore Wisconsin or any of their respective Significant Subsidiaries (or a group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), or for all or any substantial part of the property of Holdings, PlayCore Wisconsin or any of their respective Significant Subsidiaries (or a group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any of the foregoing; or

                    (C) orders the winding up or liquidation of Holdings,
               PlayCore Wisconsin or any of their respective Significant Subsidiaries (or a group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), or adjudges any of them a bankrupt or insolvent;

     and any such order or decree remains unstayed and in effect for sixty (60) consecutive days;

          (i) Parent fails to perform any of its obligations under the undertaking referred to in Section 3.5;

          (j) any Note Guarantee ceases to be in force and effective or any Note Guarantee is declared to be null and void and unenforceable or any Note Guarantee is found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Agreement); or

            (k) PlayCore Wisconsin, for any reason, ceases to be a direct Wholly Owned Subsidiary of Holdings.

         The term "Custodian" means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

         12.2 Remedies. If an Event of Default (other than an Event of Default specified in Section 12.2(h)) occurs and is continuing, and, if the Credit Agreement is then in effect, upon the earlier of (x) 10 days advance notice to the Senior Indebtedness Agent or (y) the acceleration of any Senior Indebtedness under the Credit Agreement, then and in every such case the Holders of more than 25% in aggregate principal amount of the Notes at the time Outstanding may declare all principal of, accrued and unpaid interest on, any premium on, and all other amounts owing in respect of, all Notes (the "Default Amount") to be due and payable immediately, by a notice in writing to PlayCore Wisconsin, and upon any such declaration such Default Amount and any accrued interest and Special Interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 12.1(h) occurs and is continuing, the Default Amount of and any accrued interest and Special Interest, if any, on the Outstanding Notes shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable. If a default in the payment when due of interest on (including any Special Interest), principal of, or premium, if any, on, this Note or an Event of Default has occurred and is continuing, the Notes will accrue interest at 2% per annum plus the stated interest rate on the Notes until such time as no Event of Default shall be continuing (to the extent that the payment of such interest shall be legally enforceable).

         At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Required Holders, by written notice to PlayCore Wisconsin, may rescind and annul such declaration and its consequences if:

         (a) PlayCore Wisconsin has paid a sum sufficient to pay

            (i) all overdue interest and Special Interest, if any, on all Notes;

            (ii) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased pursuant to an offer to purchase that PlayCore Wisconsin is required to make hereunder) and any interest and overdue interest thereon at the rate borne by the Notes; and

            (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and Special Interest, if any, at the rate provided therefor in the Notes; and

         (b) all Events of Default, other than the nonpayment of the Default Amount which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 12.3.

         12.3 Waiver of Past Defaults. The Required Holders may on behalf of the Holders of all the Notes waive any existing Default or Event of Default hereunder and its consequences, except a Default or Event of Default:

            (i) in the payment of the principal of (or premium, if any) or interest or any Special Interest on, any Note (including any Note which is required to have been purchased pursuant to an offer to purchase that PlayCore Wisconsin is required to make hereunder), or

            (ii) in respect of a covenant or provision hereof which under
      Section 17.4 cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured and cease, for every purpose of this Agreement; provided, however, no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

         12.4 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, partner, manager, incorporator, member, employee or stockholder of Holdings or any Subsidiary, as such, shall have any liability for any Obligations of Holdings and its Subsidiaries under the Notes, this Agreement or the Note Guarantees or the Exchange Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.


                                   SECTION 13.

                                   REDEMPTION

         13.1 Right of Redemption. The Notes may be redeemed at the election of PlayCore Wisconsin at such times, in such amounts and at the Redemption Prices (together with any applicable accrued interest and any Special Interest to the Redemption Date) specified in the form of Note attached as Exhibit A hereto.

         13.2 Partial Redemptions. In case PlayCore Wisconsin elects to redeem less than all of the Notes, PlayCore Wisconsin shall redeem the Notes pro rata from each Holder; provided, however, that any such redemption shall be for an aggregate principal amount of not less than $2,000,000. For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

         13.3 Notice of Redemption. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at its address appearing in the Security Register. Notice of redemption of Notes to be redeemed at the election of PlayCore Wisconsin shall be given by PlayCore Wisconsin and at the expense of PlayCore Wisconsin.

         All notices of redemption shall state:

         (a) the Redemption Date,

         (b) the Redemption Price,

         (c) if less than all the Outstanding Notes are to be redeemed, the portion of each Note to be redeemed,

         (d) that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest and Special Interest, if any, thereon will cease to accrue on and after said date, and

         (e) the place or places where such Notes are to be surrendered for payment of the Redemption Price.

         13.4 Deposit of Redemption Price. Prior to any Redemption Date, PlayCore Wisconsin shall segregate and hold in trust an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any applicable accrued interest and Special Interest, if any, on, all the Notes which are to be redeemed on that date.

         13.5 Notes Payable on Redemption Date. If notice of redemption shall have been given as provided above, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless PlayCore Wisconsin shall default in the payment of the Redemption Price and any applicable accrued interest and Special Interest, if any,) such Notes shall not bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by PlayCore Wisconsin at the Redemption Price, together with any applicable accrued interest and Special Interest, if any, to the Redemption Date; provided, however, that installments of interest and Special Interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of this Agreement.

         If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

         13.6 Notes Redeemed in Part. Any Note which is to be redeemed only in part shall be surrendered at the principal offices of PlayCore Wisconsin (with, if PlayCore Wisconsin so requires, due endorsement by, or a written instrument of transfer in form satisfactory to PlayCore Wisconsin duly executed by, the Holder thereof or its attorney duly authorized in writing), and PlayCore Wisconsin shall execute and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.


                                   SECTION 14.

                             SUBORDINATION OF NOTES

         14.1 Notes Subordinate to Senior Indebtedness. PlayCore Wisconsin covenants and agrees, and each Holder of a Note, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 14, the payment of the principal of (and premium, if any) and interest and any Special Interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of PlayCore Wisconsin. The provisions of this Section 14 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a holder of Senior Indebtedness upon any Proceeding or otherwise, all as though such payment had not been made.

         14.2 Payment Over of Proceeds Upon Dissolution, Etc. In the event of
(a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to PlayCore Wisconsin or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of PlayCore Wisconsin, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of PlayCore Wisconsin, then and in any such event specified in clause (a), (b) or (c) above (each such event, if any, herein sometimes referred to as a "Proceeding") the holders of Senior Indebtedness shall be entitled to receive or retain payment in full in cash or Cash Equivalents of all amounts due or to become due on or in respect of all Senior Indebtedness, before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, on account of principal of (or premium, if any) or interest or any Special Interest on or other obligations in respect of the Notes (including any interest or any Special Interest accruing on or after the filing of any Proceeding relating to PlayCore Wisconsin, whether or not allowed in such Proceeding) or on account of any purchase or other acquisition of Notes by PlayCore Wisconsin or any Subsidiary of PlayCore

Wisconsin (all such payments, distributions, purchases and acquisitions herein referred to, individually and collectively, as a "Notes Payment"), and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any Notes Payment which may be payable or deliverable in respect of the Notes in any such Proceeding. The holders of Senior Indebtedness are hereby authorized to file an appropriate claim for and on behalf of the Holders if they or any of them do not file, and there is not otherwise filed on behalf of the Holders, a proper claim or proof of claim in the form required in any such proceeding prior to 15 days before the expiration of the time to file such claim or claims.

         In the event that, notwithstanding the foregoing provisions of this
Section 14.2, the Holder of any Note shall have received any Notes Payment before all Senior Indebtedness of PlayCore Wisconsin is paid in full in cash or Cash Equivalents, then and in such event such Notes Payment shall be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of assets of PlayCore Wisconsin for the application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full in cash or Cash Equivalents, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

         For purposes of this Section 14 only, the words "any payment or distribution of any kind or character, whether in cash, property or securities" shall not be deemed to include (i) Capitalized Interest (including any such Capitalized Interest accruing on or after the filing of any Proceeding relating to PlayCore Wisconsin, whether or not allowed in such Proceeding) and (ii) a payment or distribution of stock or securities of PlayCore Wisconsin provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities (x) are subordinated in right of payment to all then outstanding Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Section 14 and (y) have been approved by the Senior Indebtedness Agent (including by acceptance or approval by the Senior Indebtedness Agent of such plan of reorganization or otherwise). The consolidation of PlayCore Wisconsin with, or the merger of PlayCore Wisconsin into, another Person or the liquidation or dissolution of PlayCore Wisconsin following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Section 8.12 shall not be deemed a Proceeding for the purposes of this Section 14.2 if the Person formed by such consolidation or into which PlayCore Wisconsin is merged or the Person which acquires by conveyance or transfer such properties and assets, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, complies with the conditions set forth in Section 8.12.

         14.3 No Payment When Senior Indebtedness in Default. In the event that any Senior Payment Default (as defined below) shall have occurred and be continuing, then no Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Indebtedness shall have been paid in full in cash or Cash Equivalents. "Senior Payment Default" means any default in the payment of principal of (or premium, if any), interest on, fees or other amounts owing in connection with any Designated Senior Indebtedness when due, whether at the due date of any such payment or by declaration of acceleration, prepayment, call for redemption or otherwise.

         Upon the occurrence of a Senior Nonmonetary Default and receipt of written notice by the Holders' Representative of the occurrence of such Senior Nonmonetary Default from the Representative under the Credit Agreement, no Notes Payment shall be made during a period (the "Payment Blockage Period") commencing on the date of the receipt by the Holders' Representative of such notice and ending the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or ceased to exist or all Designated Senior Indebtedness which was the subject of such Senior Nonmonetary Default shall have been paid in full in cash or Cash Equivalents and (ii) the 179th day after the date of the receipt of such notice. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days; provided, however, any breach of any financial covenant for a period commencing after the expiration of a Payment Blockage Period that would give rise to a new event of default, even though such breach is a breach of a provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose. In any event, notwithstanding the foregoing, no more than one Payment Blockage Period may be commenced during any 360-day period and there shall be a period of at least 181 days during each 360-day period when no Payment Blockage Period is in effect. "Senior Nonmonetary Default" means the occurrence or existence and continuance of an event of default with respect to Designated Senior Indebtedness, other than a Senior Payment Default, that permits the holders of the Designated Senior Indebtedness (or a trustee or other agent on behalf of the holders thereof) then to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable.

         The failure to make any payment on the Notes by reason of the provisions of this Section 14.3 will not be construed as preventing the occurrence of an Event of Default with respect to the Notes arising from any such failure to make payment. Upon termination of any period of Payment Blockage Period PlayCore Wisconsin shall resume making any and all required payments in respect of the Notes, including any missed payments.

         In the event that, notwithstanding the foregoing, PlayCore Wisconsin shall make any Notes Payment to any Holder prohibited by the foregoing provisions of this Section 14.3, then and in such event such Notes Payment shall be paid over and delivered forthwith to the holders of the Senior Indebtedness of PlayCore Wisconsin in the same form received and, until so turned over, the same shall be held in trust by such Holder as the property of the holders of the Senior Indebtedness.

         By reason of such subordination, in the event of insolvency by PlayCore Wisconsin, unsubordinated creditors of PlayCore Wisconsin who are not holders of Senior

Indebtedness or of the Notes may recover less, ratably, than holders of Senior Indebtedness and more, ratably, than Holders of the Notes.

         The provisions of this Section 14.3 shall not apply to any Notes Payment with respect to which Section 14.2 would be applicable.

         14.4 Payment Permitted If No Default. Nothing contained in this Section 14 or elsewhere in this Agreement or in any of the Notes shall prevent PlayCore Wisconsin, at any time except during the pendency of any Proceeding referred to in Section 14.2 or under the conditions described in Section 14.3, from making Notes Payments; provided, however, PlayCore Wisconsin shall not make any voluntary prepayment on, or voluntarily redeem, the Notes nor voluntarily advance the scheduled maturity date or any interest payment date, or increase the interest rate, of the Notes, amend the financial covenants of the Notes to make them more restrictive nor amend the subordination provisions of the Notes, without the prior written consent of the Requisite Lenders under the Credit Agreement (as defined therein) as long as the Credit Agreement is in effect. The Required Holders shall give a prompt notice of any acceleration of the Notes to the Representative under the Credit Agreement; provided, however, that all Senior Indebtedness then due or thereafter declared to be due shall first be paid in full before the Holders are entitled to receive any payment from PlayCore Wisconsin of principal of, or interest on, the Notes, it being understood that payments made to the Holders at a time when no Senior Indebtedness is due and payable shall not be deemed a violation of this proviso.

         14.5 Subrogation to Rights of Holders of Senior Indebtedness. Only after the payment in full in cash or Cash Equivalents of all amounts due or to become due on or in respect of Senior Indebtedness of PlayCore Wisconsin and, unless the holders of Senior Indebtedness shall have the ability to terminate such commitments, the termination of all commitments in respect thereof, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest (including any Special Interest) on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of PlayCore Wisconsin of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Section 14, and no payments pursuant to the provisions of this Section 14 to the holders of Senior Indebtedness by Holders of the Notes, shall, as among PlayCore Wisconsin, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by PlayCore Wisconsin to or on account of the Senior Indebtedness of PlayCore Wisconsin.

         14.6 Provisions Solely to Define Relative Rights. The provisions of this Section 14 are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 14 or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among PlayCore Wisconsin, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of PlayCore Wisconsin, which is absolute and unconditional (and which, subject to the rights under this Section 14 of the holders of Senior

Indebtedness, is intended to rank equally with all other general unsecured obligations of PlayCore Wisconsin), to pay to the Holders of the Notes the principal of (and premium, if any) and interest (including any Special Interest) on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against PlayCore Wisconsin of the Holders of the Notes and creditors of PlayCore Wisconsin other than the holders of Senior Indebtedness; or (c) prevent the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 14 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to such Holder.

         14.7 No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of PlayCore Wisconsin or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by PlayCore Wisconsin with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

         14.8 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities of PlayCore Wisconsin referred to in this Section 14, the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of PlayCore Wisconsin, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 14.

         14.9 Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Holder of a Note, by accepting such Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness and shall be deemed a third party beneficiary hereof.

         14.10 Reinstatement. The provisions of this Section 14 shall continue to be effective or be reinstated, and the Senior Indebtedness shall not be deemed to be paid in full, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by the holder thereof upon the insolvency, bankruptcy or reorganization of PlayCore Wisconsin or otherwise, all as though such payment had not been made.

                                   SECTION 15.

                                 NOTE GUARANTEES

         15.1 Note Guarantees. Each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior subordinated basis, to each Holder of a Note executed and delivered by PlayCore Wisconsin, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of PlayCore Wisconsin hereunder or thereunder, that: (a) the principal of and premium and interest (including any Special Interest) on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of (and any premium) and interest (including any Special Interest) on the Notes, and all other obligations of PlayCore Wisconsin to the Holders hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against PlayCore Wisconsin, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of PlayCore Wisconsin, any right to require a prior proceeding against PlayCore Wisconsin, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Agreement. If any Holder is required by any court or otherwise to return to PlayCore Wisconsin or Guarantors, or any Custodian, trustee, liquidator or other similar official acting in relation to either PlayCore Wisconsin or Guarantors, any amount paid by such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders of Notes in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (a) the Maturity of the obligations guaranteed hereby may be accelerated as provided in
Section 12 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (b) in the event of any declaration of acceleration of such obligations as provided in Section 12, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Note Guarantee.

         15.2 Execution and Delivery of Note Guarantees. To evidence its Note Guarantee set forth in Section 15.1, each Guarantor hereby agrees that this Agreement shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents and, to the extent not a party to this Agreement on the date hereof, each Guarantor shall execute and deliver to the Holders a supplemental agreement substantially in the form of Exhibit C hereto ("Supplemental Agreement"), pursuant to which such Subsidiary shall become a Guarantor under this Section 15 and a party to the Exchange and Registration Rights Agreement as a Guarantor and shall guarantee the Obligations of PlayCore Wisconsin under this Agreement and the Notes. Concurrently with the execution and delivery of such Supplemental Agreement, such Guarantor shall deliver to the Holders an opinion of counsel reasonably acceptable to the Purchasers that the foregoing have been duly authorized, executed and delivered by such Guarantor and that such Supplemental Agreement any Note with respect to which this Note Guarantee is given, this is a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms (subject to customary limitations, qualifications and exceptions).

         If an officer whose signature is on this Agreement or on a Supplemental Agreement no longer holds that office at the time PlayCore Wisconsin executes and delivers any Note with respect to which this Note Guarantee is given, this Note Guarantee shall be valid nevertheless. The execution and delivery of any Note by PlayCore Wisconsin shall constitute due delivery of the Note Guarantee set forth in this Agreement on behalf of the Guarantors.

         15.3 Guarantors May Consolidate, Etc. On Certain Terms. No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity (other than PlayCore Wisconsin or another Guarantor) unless in the case of a Guarantor that is a
Subsidiary:

         (a) subject to the provisions of Section 15.4, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes all the obligations of such Guarantor under the Notes and this Agreement pursuant to a Supplemental Agreement;

         (b) immediately after giving effect to such transaction, no Default or Event of Default exists; and

         (c) immediately after giving effect to such transaction, PlayCore Wisconsin would be permitted to Incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under Section 8.4.

         Notwithstanding the foregoing, no Guarantor shall be permitted to consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than PlayCore Wisconsin or any Guarantor) pursuant to the preceding sentence if such consolidation or merger would not be permitted by Section 8.12.

         In case of any such consolidation or merger and upon the assumption by the successor entity, by Supplemental Agreement executed and delivered to the Holders, of the Note Guarantee and execution of the Notation of Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Guarantor, such successor entity shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by PlayCore Wisconsin. All the Note Guarantees so given shall in all respects have the same legal rank and benefit under this Agreement as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Note Guarantees had been issued at the date of the execution hereof.

         Nothing contained in this Agreement or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into PlayCore Wisconsin or another Guarantor, or shall prevent any sale or conveyance of any of the property of a Guarantor to PlayCore Wisconsin or another Guarantor.

         15.4 Releases of Note Guarantees. In the event of (i) a sale or other disposition of all or substantially all of the assets of any Subsidiary that is a Guarantor, by way of merger, consolidation or otherwise in a transaction that complies with the provisions of Section 15.3, (ii) a sale or other disposition of all of the capital stock of any Subsidiary (including by way of merger or consolidation) that is a Guarantor or (iii) a distribution of all of the capital stock of any Subsidiary that is a Guarantor to shareholders of Holdings in a transaction that complies with the provisions of Section 8.2, such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation, distribution or otherwise, of all of the capital stock of such Guarantor) or the entity acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under such Guarantor's Note Guarantee; provided that the Net Cash Proceeds of such sale or other disposition shall be applied in accordance with the provisions of Section 8.5. Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes.

         15.5 Subordination of Note Guarantees. The Obligations of each Guarantor under its Note Guarantee pursuant to this Section 15 shall be junior and subordinated to the Guarantor Senior Indebtedness of such Guarantor on the same basis as the Notes are junior and subordinated to Senior Indebtedness of PlayCore Wisconsin. For the purposes of the foregoing sentence, the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Agreement, including Section 14.

         15.6 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee and this Section 15 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 15, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

         15.7 Endorsement of Note Guarantees. To evidence its Note Guarantee set forth in Section 15.1, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form of Exhibit D hereto ("Notation of Note Guarantee") shall be endorsed by an officer of such Guarantor on each Note executed and delivered by PlayCore Wisconsin.

         Each Guarantor hereby agrees that its Note Guarantee set forth in
Section 15.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a Notation of Note Guarantee.


                                   SECTION 16.

                  EXPENSES, INDEMNIFICATION AND CONFIDENTIALITY

         16.1 Expenses. Whether or not the transactions contemplated hereby are consummated, Holdings, Parent and PlayCore Wisconsin will jointly and severally pay all costs and expenses (including reasonable and documented attorneys' and accountants' fees and disbursements) incurred by the Purchasers or any holder of a Note in connection with the Transactions and in connection with any amendments, waivers or consents under or in respect of the Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the Purchaser's reasonable and documented out-of-pocket expenses in connection with the Purchaser's examinations and appraisals of Holdings' or any or its Subsidiaries' properties, books and records; (b) the reasonable and documented costs and expenses incurred in enforcing, defending or declaring any rights or remedies under the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Financing Documents or by reason of being a holder of any Note; and (c) the costs and expenses, including reasonable and documented consultants' and advisors' fees, incurred in connection with the insolvency or bankruptcy of Holdings, PlayCore Wisconsin or any Subsidiary of Holdings or PlayCore Wisconsin or in connection with any work-out or restructuring of the transactions contemplated by the Financing Documents. Holdings, Parent and PlayCore Wisconsin will jointly and severally pay, and will save the Purchasers and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Transactions (other than any brokers or Lenders of the Purchasers or any other Holder); provided that, in each such instance under this Section 16.1, Holdings, Parent and PlayCore Wisconsin shall be responsible for the fees and expenses of only one separate counsel for all Purchasers and Holders. Notwithstanding the foregoing, if the transactions contemplated hereby are not consummated,

Parent (and not Holdings or PlayCore Wisconsin) shall be solely responsible for the expenses described in this Section 16.1.

         16.2 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, Holdings and PlayCore Wisconsin jointly and severally shall and shall cause each of the Subsidiaries that are Guarantors (each, an "Indemnitor") to indemnify and hold harmless each Purchaser and its Affiliates and its officers, directors, agents, employees, subsidiaries, partners and controlling Persons (each, an "Indemnified Person") to the fullest extent permitted by law, from and against any and all out-of-pocket losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Liabilities") resulting from or arising out of any investigation or proceeding against Holdings, any of its Subsidiaries or any Indemnified Person and arising out of or in connection with this Agreement or any of the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Person because of this Agreement, any other Transaction Document or such other documents and the transactions contemplated hereby or thereby; provided that no Indemnitor shall be liable under this Section 16.2 to an Indemnified Person for any Liabilities resulting primarily from any actions that involved the gross negligence or willful misconduct of such Indemnified Person or the breach by such Indemnified Person of any representation, warranty, covenant or other agreement of such Indemnified Person contained herein or in the other Financing Documents; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, each Indemnitor shall be liable to make the maximum contribution to the payment and satisfaction of such Liabilities for which it would otherwise be liable hereunder which shall be permissible under applicable laws. In connection with the obligation of any Indemnitor to indemnify for Liabilities as set forth above, any Indemnitor further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Person for all such Liabilities (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Person; provided that if an Indemnified Person is reimbursed hereunder for any Liabilities, such reimbursement of Liabilities shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Person. The obligations of any Indemnitor under this paragraph will survive any transfer of the Notes or the Exchange Notes by the Purchasers. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Person harmless, then the Indemnitors or PlayCore Wisconsin will contribute to amounts paid or payable by such Indemnified Person in respect of such Indemnified Person's Liabilities in such proportions as appropriately reflect the relative benefits received by and fault of the Indemnitors combined and such Indemnified Person in connection with the matters as to which such Liabilities relate and other equitable considerations. Notwithstanding the foregoing, if the transactions contemplated hereby are not consummated, Parent (and not Holdings or PlayCore Wisconsin) shall be solely responsible for the indemnification obligations described in this Section 16.2.

         16.3 Notification. Each Indemnified Person under this Section 16 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Person in respect of which indemnity may be sought from an Indemnitor under this Section 16, notify Holdings in writing of the commencement thereof. The omission of any Indemnified Person so to notify PlayCore Wisconsin of any such action shall not relieve any Indemnitor from any liability which it may have to such Indemnified Person under this
Section 16 unless, and only to the extent that, such omission results in the forfeiture by any Indemnitor of substantive rights or defenses or an Indemnitor is otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Person and it shall notify Holdings of the commencement thereof, Holdings shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to Holdings; provided that any Indemnified Person may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both an Indemnitor, on the one hand, and an Indemnified Person, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Person shall have the right to employ separate counsel at Holdings' expense and to control its own defense of such action, claim or proceeding if, (a) Holdings has failed to assume the defense and employ counsel as provided herein, (b) Holdings has agreed in writing to pay such fees and expenses of separate counsel or (c) in the reasonable opinion of counsel to such Indemnified Person, a conflict or likely conflict exists between Holdings, on the one hand, and such Indemnified Person, on the other hand, that would make such separate representation advisable; provided, however, that Holdings shall not in any event be required to pay the fees and expenses of more than one separate counsel (and if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel). Holdings agrees that it will not, without the prior written consent of an Indemnified Person, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if such Indemnified Person is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding. Holdings shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Person without the prior written consent of Holdings. The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.

         16.4 Confidentiality.

         (a) Subject to the provisions of clause (b) of this Section 16.4, each Purchaser agrees that it will use its reasonable efforts not to disclose without the prior consent of Holdings (other than to its employees, auditors, creditors, advisors or counsel or to another Purchaser if the Purchaser or such Purchaser's holding or parent company in its sole discretion determines that any such party should have access to such information; provided such Persons shall be subject to the provisions of this Section 16.4 to the same extent as such Purchaser) any non public information which is now or in the future furnished pursuant to this Agreement or any other Financing Document and which is designated by Holdings to the Purchasers in writing, as confidential; provided that any Purchaser may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 16.4(a) by such

Purchaser or any other Person to whom such Purchaser has provided such information as permitted by this Section 16.4, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Purchaser or to the Commission or similar organizations (whether in the United States of America or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Purchaser, and (v) to any prospective or actual transferee or participant in connection with any contemplated transfer of any of the Notes by such Purchaser; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 16.4.

         (b) Each of Holdings and PlayCore Wisconsin hereby acknowledges and agrees that each Purchaser may share with any of its Affiliates, and such Affiliates may share with such Purchaser, any information related to Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Holdings and its Subsidiaries); provided such Persons shall agree in writing to be subject to the provisions of this Section 16.4 to the same extent as such Purchaser.


                                   SECTION 17.

                                  MISCELLANEOUS

         17.1 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below (or to such other number as such party may specify by written notice to the other parties hereto) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

                 (a) if to a Purchaser or its nominee, to the Purchaser or its nominee at the address specified for such communications in Schedule B, with a copy to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, attention: Arthur S. Kaufman, Esq., Facsimile No.: (212) 859-8586, or at such other address as the Purchaser or its nominee shall have specified to PlayCore Wisconsin in writing;

                 (b) if to any other Holder of any Note, to such Holder at the address of such Holder appearing in the Security Register or such other address as such other Holder shall have specified to Holdings in writing; or

                 (c) if to Holdings, Parent or PlayCore Wisconsin, to PlayCore Wisconsin at PlayCore, Inc., Riverfront Centre, Suite 204, 15 West Milwaukee Street, Janesville,

Wisconsin 53545 Attention: President, Facsimile No.: (608) 741-7183, with copies to (i) Holdings, c/o Chartwell Investments II, LLC, 717 Fifth Avenue, New York, New York 10022, Attention: Michael S. Shein, Facsimile: (212) 521-5533, and (ii) Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New Hampshire Avenue, N.W., Suite 400, Washington, DC 20036, Attention: William A. Bianco, Esq., Facsimile:
(202) 887-4288, or at such other address as Holdings shall have specified to the holder of each Note in writing.

         17.2 Benefit of Agreement; Assignments and Participations. Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and permitted assigns (including, without limitation, any subsequent permitted Holder of a Note) whether so expressed or not; provided, however, that neither Holdings nor PlayCore Wisconsin may assign and transfer any of its rights or obligations without the prior written consent of the other parties hereto and each such Holder, except as expressly permitted by Sections
8.12 and 9.2.

         Nothing in this Agreement or in the Notes, express or implied, shall give to any Person other than the parties hereto (and, with respect to Section 14 and Section 15.5 only, the holders of Senior Indebtedness and the holders of Guarantor Senior Indebtedness), their successors and permitted assigns and the holders from time to time of the Notes any benefit or any legal or equitable right, remedy or claim under this Agreement.

         17.3 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto or any Holder in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between Holdings, PlayCore Wisconsin and any other party or Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies which the parties or Holders would otherwise have. No notice to or demand on Holdings or PlayCore Wisconsin in any case shall entitle Holdings or PlayCore Wisconsin to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Holders to any other or further action in any circumstances without notice or demand.

         17.4 Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of Holdings, PlayCore Wisconsin and the Required Holders; provided, however, that no such amendment or waiver may, without the prior written consent of the Holder of each Note then Outstanding and affected thereby (i) subject any Holder to any additional obligation, (ii) reduce the principal of (or premium, if any) or rate of interest on, any Note, (iii) postpone the date fixed for any payment of principal of (or premium, if any) or interest on, any Note or Exchange Note,
(iv) change the ranking or priority of the Notes or the percentage of the aggregate principal amount of the Notes the Holders of which shall be required to consent or take any other action under this Section 17.4 or any other provision of this Agreement,

(v) modify or change any provision of this Agreement or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in a manner which adversely affects the Holders, or (vi) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Agreement otherwise than in accordance with the terms of this Agreement; provided, further, that no such amendment or waiver may, without the prior written consent of GS Mezzanine (so long as GS Mezzanine owns any Notes or Exchange Notes), amend or waive the provisions of Sections 7.4 or 7.8. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term this "Agreement" and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or modified.

         17.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         17.6 Reproduction. This Agreement, the other Transaction Documents and all documents relating, hereto and thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. Holdings and PlayCore Wisconsin each agree and stipulate that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 17.6 shall not prohibit Holdings, PlayCore Wisconsin, any other party hereto or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

         17.7 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         17.8 Survival of Covenants and Indemnities. All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes and, except as otherwise expressly provided herein with respect to covenants, the payment of principal of the Notes and any other obligations hereunder.

         17.9 Governing Law; Submission to Jurisdiction; Venue.

         (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

         (b) If any action, proceeding or litigation shall be brought by any Purchaser or any holder of a Note in order to enforce any right or remedy under this Agreement or any of the Notes, Holdings and PlayCore Wisconsin hereby consent and will submit, and will cause each of their respective Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. Holdings and PlayCore Wisconsin each hereby irrevocably waive any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. Holdings and PlayCore Wisconsin each further agree that they shall not, and shall cause their respective Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement or the Notes in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

         (c) Holdings and PlayCore Wisconsin irrevocably consent to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to Holdings at its said address, such service to become effective thirty (30) days after such mailing.

         (d) Nothing herein shall affect the right of any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings or PlayCore Wisconsin in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

         (e) HOLDINGS AND PLAYCORE WISCONSIN HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE NOTES.

         17.10 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

         17.11 Entirety. This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein, except for the provisions of the Commitment Letter, dated as of January 14, 2000, as extended as of February 28, 2000, March 31, 2000 and April 6, 2000, from GS Mezzanine to Chartwell which shall terminate in accordance with its terms, upon consummation of the Transactions.

         17.12 Survival of Representations and Warranties. All representations and warranties made by Holdings or PlayCore Wisconsin herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Notes, and the payment of principal of the Notes and any other obligations hereunder issuance and delivery of the Notes hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers or any other holder that is Affiliated with the Purchasers. All statements contained in any certificate delivered by or on behalf of Holdings pursuant to this Agreement shall be deemed representations and warranties of Holdings under this Agreement.

         17.13 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

         17.14 Intent to Limit Interest to Maximum. In no event shall the interest rate payable on the Notes under this Agreement, plus any other amounts paid by PlayCore Wisconsin to the Holders in connection therewith, exceed the highest rate permissible under law that a court of competent jurisdiction shall, in the final determination, deem applicable. PlayCore Wisconsin and the Purchasers, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and the manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceed the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, PlayCore Wisconsin is and shall be liable only for the payment of such maximum as allowed by law, and payment received from PlayCore Wisconsin in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of any Notes then outstanding to the extent of such excess, or, if such excess exceeds the then outstanding principal balance, such excess shall be first set-off against any other amounts then due and owing by PlayCore Wisconsin and refunded to PlayCore Wisconsin.

         17.15 Incorporation. All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

         17.16 Acknowledgement by Parent. By executing this Agreement, Parent acknowledges and agrees that, effective upon consummation of the Merger, it shall succeed to all of the liabilities obligations, covenants and agreements of Holdings hereunder (including, without limitation, under the Note Guarantee set forth in Section
15) and under each other Financing Document, whereupon Parent shall be substituted for Holdings under this Agreement and each other Financing Document, as it had been named as Holdings herein and therein.

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.


                                  PLAYCORE WISCONSIN, INC.

                                  By: /s/ RICHARD E. RUEGGER
                                     ------------------------------------------
                                     Name: Richard E. Ruegger
                                     Title: Chief Financial Officer


                                  PLAYCORE, INC.

                                  By:   /s/ RICHARD E. RUEGGER
                                     ------------------------------------------
                                     Name:   Richard E. Ruegger
                                     Title:   Chief Financial Officer


                                  HEARTLAND INDUSTRIES, INC. (DE)

                                  By:    /s/ RICHARD E. RUEGGER
                                     ------------------------------------------
                                     Name:  Richard E. Ruegger
                                     Title:   Secretary


                                  PLAYCORE HOLDINGS, INC.

                                  By:    /s/ MICHAEL SHEIN
                                     ------------------------------------------
                                     Name:  Michael Shein
                                     Title:  Vice President

                                  GS MEZZANINE PARTNERS II, L.P.

                                  By:    GS Mezzanine Advisors II, L.L.C.,
                                         its general partner


                                  By: /s/ JOHN E. BOWMAN
                                     ------------------------------------------
                                     Name: John E. Bowman
                                     Title: Vice President


                                  GS MEZZANINE PARTNERS II OFFSHORE, L.P.

                                  By:    GS Mezzanine Advisors II, L.L.C.
                                         its general partner


                                  By: /s/ JOHN E. BOWMAN
                                     ------------------------------------------
                                     Name: John E. Bowman
                                     Title: Vice President

                                                                       EXHIBIT A


                              FORM OF FACE OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS NOTE IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF APRIL 11, 2000 (AS AMENDED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME, THE "AGREEMENT"), AMONG PLAYCORE, INC., PLAYCORE WISCONSIN, INC., PLAYCORE HOLDINGS, INC., THE SUBSIDIARIES LISTED ON THE SIGNATURE PAGES THEREOF, GS MEZZANINE PARTNERS II, L.P., AND GS MEZZANINE PARTNERS OFFSHORE II, L.P.

The following information is provided pursuant to Treas. Reg. Section 1.1275-3:

THIS DEBT INSTRUMENT IS ISSUED AT THE ORIGINAL ISSUE DISCOUNT. __________ (TELEPHONE NO.: (608) 741-7183), AS A REPRESENTATIVE OF THE ISSUER, WILL MAKE AVAILABLE ON REQUEST TO HOLDER(S) OF THIS DEBT INSTRUMENT THE FOLLOWING
INFORMATION: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.

                     18% SENIOR SUBORDINATED NOTES DUE 2008



No. __________                                                       $________

          PlayCore Wisconsin, Inc., a corporation duly organized and existing under the laws of Wisconsin (herein called "PlayCore Wisconsin", which term includes any successor Person under the Agreement referred to below), for value received, hereby promises to pay to __________________, or registered assigns, the original principal sum of _____________________ Dollars plus Capitalized Interest (as hereinafter defined) then outstanding on May 31, 2008 (the "Stated Maturity"), and to pay interest on such original principal sum plus Capitalized Interest from _________, 2000* or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on November 30 and May 31 in each year commencing with __________** (each, an "Interest Payment Date") at the rate of 18% per annum, until the principal hereof is paid; provided,

--------------------------
*    Insert original issue date.

**   Insert first Interest Payment Date after original issue date.

however, that (to the extent that the payment of such interest shall be legally enforceable) following the occurrence of a default in the payment when due of interest on (including any Special Interest), principal of, or premium, if any, on, this Note or an Event of Default under the Agreement, this Note shall bear interest at the rate of 20% per annum for so long as such Event of Default shall be continuing, and such interest shall be payable on demand. All interest payable with respect to this Note shall be paid in cash; provided that on any Interest Payment Date on or prior to May 31, 2004 (each, an "Interest Accrual Date"), to the extent interest payable on this Note for the period ending on such Interest Accrual Date exceeds the rate of 14% per annum, such interest in excess of 14% per annum shall be capitalized as principal on each Interest Accrual Date and thereby added to the principal amount of this Note. Such interest capitalized as principal and thereby added to the principal amount of this Note shall be referred to as "Capitalized Interest."

          In the event that (a) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), registering this Note for resale (a "Resale Registration Statement") shall not have been filed with the Securities and Exchange Commission (the "Commission") or a registration statement under the Securities Act (the "Exchange Offer Registration Statement") registering a note substantially identical to this Note (an "Exchange Note") pursuant to an exchange offer (the "Exchange Offer") upon the terms and conditions set forth in the Exchange and Registration Rights Agreement, dated __________ __, 2000 (the "Exchange and Registration Rights Agreement"), among PlayCore Wisconsin, PlayCore Inc., PlayCore Holdings, Inc., the Subsidiaries parties thereto and GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P. (collectively, the "Purchasers") shall not have been filed with the Commission, in each case by the date which is 90 days after the date on which a written request therefore by the Purchasers in accordance with the terms of the Exchange and Registration Rights Agreement (the "Request Date"), (b) the Resale Registration Statement has not become or been declared effective by the date which is 150 days after the Request Date or the Exchange Offer Registration Statement has not been declared effective by the date which is 180 days after the Request Date, (c) the Exchange Offer has not been consummated within 45 business days after the initial effective date of the Exchange Offer Registration Statement (if the Exchange Offer is then required to be made) or
(d) any Resale Registration Statement or Exchange Offer Registration Statement required by Section 2(a) of the Exchange and Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or usable for transfers of Notes during the periods referred to in such Section 2(a) without being succeeded immediately by an additional registration statement filed and declared effective (each such event referred to in clauses (a) through (d), a "Registration Default"), then PlayCore Wisconsin shall pay, in addition to the interest provided for above, cash interest on the principal amount of this Note ("Special Interest") to the Holder hereof in an amount equal to 0.5% per annum, which amount shall increase to 1.0% per annum after the first 120-day period following the occurrence of the first Registration Default, for the period from and including the date of occurrence of the first Registration Default until such time as no Registration Default is in effect (after which such Special Interest shall cease to be payable). Accrued Special Interest shall be paid semi-annually on the Interest Payment Dates; and the amount of accrued Special Interest shall be determined on the basis of the number of days actually elapsed. Upon the issuance of an Exchange Note in exchange for this Note, any accrued and unpaid interest (including Special

Interest) on this Note shall cease to be payable to the Holder hereof but such accrued and unpaid interest (including Special Interest) shall be payable on the next Interest Payment Date for such Exchange Note to the Holder thereof on the related Regular Record Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Agreement, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the "Regular Record Date" for such interest, which shall be May 15 or November 15, as applicable (whether or not a Business Day), immediately preceding such Interest Payment Date. Notwithstanding the foregoing, if this Note is issued after a Regular Record Date and prior to an Interest Payment Date, the record date for such Interest Payment Date shall be the original issue date.

          Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the principal place of business of PlayCore Wisconsin, or as provided in Section 11.11 of the Agreement, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of PlayCore Wisconsin payment of interest and Special Interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

          IN WITNESS WHEREOF, PlayCore Wisconsin has caused this instrument to be duly executed as of the date first above written.

                                  PLAYCORE WISCONSIN, INC.



                                  By:
                                       ------------------------
                                       Name:
                                       Title:

                             FORM OF REVERSE OF NOTE

          This Note is one of a duly authorized issue of securities of PlayCore Wisconsin designated as its 18% Senior Subordinated Notes Due 2008 (herein, together with all notes issued in exchange or replacement therefor, called the "Notes"), limited in aggregate original principal amount (exclusive of Capitalized Interest) to $30,000,000, issued and to be issued pursuant to the Purchase Agreement, dated as of April 13, 2000 (herein, as amended, supplemented or modified from time to time, called the "Agreement"), among PlayCore Wisconsin, PlayCore Inc., a Delaware corporation (prior to the effectiveness of the Merger, "Holdings"), PlayCore Holdings, Inc., a Delaware corporation ("Parent", and upon the effectiveness of the Merger, "Parent" or "Holdings"), the Subsidiaries parties thereto and the Purchasers, to which Agreement reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of PlayCore Wisconsin and the Holders of the Notes and of the terms upon which the Notes are, and are to be, issued and delivered.

          The Notes are subject to the redemption, at the option of PlayCore Wisconsin, upon not less than 30 nor more than 60 days' notice by mail, as follows:

          (a) at any one time prior to May 31, 2003, PlayCore Wisconsin may redeem up to 35% of the aggregate principal amount of the Notes then Outstanding, from proceeds of the initial Equity Offering, at a Redemption Price equal to 114.00% of the principal amount (excluding Capitalized Interest) of Notes to be so redeemed; provided that at least 65% of the aggregate principal amount of Notes Outstanding immediately prior to such prepayment, remain Outstanding after giving effect to any such redemption; and

          (b) at any time on or after May 31, 2003, PlayCore Wisconsin may redeem the Notes then Outstanding, in whole or in part, at the following Redemption Prices (expressed as percentages of the principal amount (excluding Capitalized Interest) of Notes to be so redeemed) during each 12-month period beginning May 31 of the years indicated:


            Year                                Redemption Price
            ----                                ----------------
            2003                                     107.00%
            2004                                     103.50%
            2005                                     101.75%
     2006 and thereafter                           100.0000%


together in the case of any such redemption with Capitalized Interest, accrued interest and any Special Interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Notes, or one or more

Predecessor Notes, of record at the close of business on the relevant Regular Record Dates referred to on the face hereof, all as provided in the Agreement.

          If less than all the Notes are to be redeemed, the Notes shall be redeemed pro rata from each Holder; provided, however, that any such redemption shall be for an aggregate principal amount of not less than $2,000,000.

          The Notes do not have the benefit of any sinking fund obligations.

          In the event of redemption or purchase pursuant to an Asset Sale Offer of this Note in part only, a new Note or Notes for the unredeemed or unpurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

          The indebtedness evidenced by this Note is, to the extent provided in the Agreement, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Agreement with respect thereto. Each Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.

          If an Event of Default under the Agreement shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Agreement. Upon payment of (i) the principal so declared due and payable and any overdue installment of interest, (ii) any overdue principal and premium (if any) payable upon redemption or repurchase of this Note, and (iii) as provided on the face hereof, interest on any overdue principal of, and any premium, interest and any Special Interest on, this Note (in each case to the extent that the payment of such interest shall be legally enforceable), all of PlayCore Wisconsin's obligations in respect of the payment of the principal of, interest, any Special Interest and any premium on, this Note shall terminate.

          The Agreement provides that, subject to certain conditions, if (i) certain Excess Proceeds are available to PlayCore Wisconsin as a result of Asset Sales or (ii) a Change of Control occurs, PlayCore Wisconsin shall be required to make an offer to purchase all or a specified portion of the Notes.

          The Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of PlayCore Wisconsin and certain rights of the Holders of the Notes under the Agreement at any time by PlayCore Wisconsin with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. The Agreement also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by PlayCore Wisconsin with certain provisions of the Agreement and certain past defaults under the Agreement and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the principal offices of PlayCore Wisconsin, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to PlayCore Wisconsin duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Prior to due presentment for registration of transfer, PlayCore Wisconsin shall treat the person in whose name this Note is registered as the owner and holder hereof for the purpose of receiving payment and for all other purposes, and PlayCore Wisconsin will not be affected by any notice or knowledge to the contrary.

          The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Agreement and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

          No service charge shall be made for any such registration of transfer or exchange, but PlayCore Wisconsin may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          In no event shall the interest rate payable on this Note under the Agreement, plus any other amounts paid by PlayCore Wisconsin to the Holders in connection therewith, exceed the highest rate permissible under law that a court of competent jurisdiction shall, in the final determination, deem applicable. PlayCore Wisconsin and the Purchasers, in executing and delivering the Agreement, intend legally to agree upon the rate or rates of interest and the manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceed the maximum allowable under applicable law, then, ipso facto as of the date of the Agreement, PlayCore Wisconsin is and shall be liable only for the payment of such maximum as allowed by law, and payment received from PlayCore Wisconsin in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of this Note then outstanding to the extent of such excess, or, if such excess exceeds the then outstanding principal balance, such excess shall be first set-off against any other amounts then due and owing by PlayCore Wisconsin and refunded to PlayCore Wisconsin.

          Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

          All terms used in this Note which are defined in the Agreement shall have the meanings assigned to them in the Agreement.

          THE AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

                       OPTION OF HOLDER TO ELECT PURCHASE

          If you want to elect to have this Note purchased in its entirety by PlayCore Wisconsin pursuant to Section 7.7 or Section 7.9 of the Agreement, check the box:


          [   ]


          If you want to elect to have only a part of the principal amount of this Note purchased by PlayCore Wisconsin pursuant to Section 7.7 of the Agreement, state the portion of such amount: $_________





Dated:                             Your Signature:
                                                  ---------------------
                                        (Sign exactly as name appears
                                        on the other side of this Note)

                                                                       EXHIBIT C

                         FORM OF SUPPLEMENTAL AGREEMENT

          SUPPLEMENTAL AGREEMENT (this "Supplemental Agreement"), dated as of _______________, between ____________________ (the "Guarantor"), a direct or indirect subsidiary of PlayCore Wisconsin, Inc. (or its successor), a Wisconsin corporation (the "Company"), GS Mezzanine Partners II, L.P., a limited partnership organized under the laws of Delaware ("GS Mezzanine") and GS Mezzanine Partners II Offshore, L.P., an exempted limited partnership organized under the laws of the Cayman Islands ("GS Mezzanine Offshore" and, collectively with GS Mezzanine, the "Purchasers").

                               W I T N E S S E T H

          WHEREAS, PlayCore Wisconsin, PlayCore, Inc., a Delaware corporation (prior to the effectiveness of the Merger, "Holdings"), PlayCore Holdings, Inc., a Delaware corporation ("Parent", and upon the effectiveness of the Merger, "Parent" or "Holdings"), the Subsidiaries listed on the signature pages thereof, and the Purchasers have each heretofore executed and delivered to each other a Purchase Agreement (as amended, supplemented and modified from time to time, the "Purchase Agreement"), dated as of April 13, 2000, providing for the issuance and sale by PlayCore Wisconsin to the Purchasers of an aggregate original principal amount of up to $30,000,000 of 18% Senior Subordinated Notes Due 2008 (together with all notes issued in exchange or replacement therefor, the "Notes"); and

          WHEREAS, Section 15.2 of the Purchase Agreement provides that under certain circumstances PlayCore Wisconsin is required to cause the Guarantor to execute and deliver to the Holders a supplemental agreement pursuant to which the Guarantor shall unconditionally guarantee all of PlayCore Wisconsin's obligations under the Notes pursuant to a Note Guarantee on the terms and conditions set forth herein;

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor covenants and agrees for the equal and ratable benefit of the Holders of the Notes as follows:

          1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

          2. AGREEMENT TO GUARANTEE; EXCHANGE AND REGISTRATION RIGHTS AGREEMENT. The Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee PlayCore Wisconsin's obligations under the Notes on the terms and subject to the conditions set forth in Section 14 of the Purchase Agreement and to be bound by all other applicable provisions of the Purchase Agreement. The Guarantor further agrees to become a party to the Exchange and Registration Rights Agreement and to be bound by all provisions thereof.

          3. NO RECOURSE AGAINST OTHERS. No director, officer, member, partner, manager, employee, incorporator or shareholder of the Guarantor, as such, shall have any liability for any obligations of PlayCore Wisconsin or any Guarantor under the Notes, the Purchase Agreement or this Supplemental Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

          4. EFFECTIVENESS. This Supplemental Agreement shall be effective upon execution by the parties hereto.

          5. RECITALS. The recitals contained herein shall be taken as the statements of PlayCore Wisconsin and the Guarantors assume no responsibility for their correctness.

          6. NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL AGREEMENT.

          7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

          8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

                                   [Guarantor]



                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:

                                                                       EXHIBIT D


                       FORM OF NOTATION OF NOTE GUARANTEE

          The undersigned have guaranteed this Note on a subordinated basis as provided in the Agreement.



                                   PLAYCORE, INC.

                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:


                                   HEARTLAND INDUSTRIES, INC. (DE)



                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:


                                   PLAYCORE HOLDINGS, INC.

                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:

                                                                      SCHEDULE A


                       INFORMATION RELATING TO PURCHASERS

     Name and Address                           Principal Amount of the Notes
       of Purchaser                                    to be Purchased
     ----------------                           -----------------------------
GS MEZZANINE PARTNERS II, L.P.
85 Broad Street                                        $ 22,989,000
New York, New York 10004
Telecopy: (212) 902-3000
Attention:  Ben Adler

GS MEZZANINE PARTNERS II
 OFFSHORE, L.P.                                        $  7,011,000
c/o GS Mezzanine Partners L.P.
85 Broad Street
New York, New York 10004
Telecopy: (212) 902-3000
Attention:  Ben Adler





                                      -2-